UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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DDR Corp.

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Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

To the Holders of Common Shares of DDR Corp.:

The 2015 Annual Meeting of Shareholders of DDR Corp. will be held as follows:

WHEN:	• 9:00 a.m. local time, Tuesday, May 12, 2015.

WHERE:	• Offices of DDR Corp. 3333 Richmond Road, Beachwood, Ohio 44122

ITEMS OF BUSINESS:

•  Election of nine Directors.

•   Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•   Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

•   Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	• Shareholders of record at the close of business on March 17, 2015 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:

•  Shareholders may complete, date and sign the accompanying Proxy Card and return it in the enclosed envelope; or

•  Vote their shares by telephone or over the Internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:	• The Company’s 2015 Proxy Statement, 2014 Annual Report to Shareholders and Proxy Card are available free of charge at www.proxydocs.com/ddr.

By order of the Board of Directors,

DAVID E. WEISS

Secretary

Dated: March 31, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 12, 2015

To Our Shareholders

Dear Shareholders:

I invite you to join us at our Annual Meeting of Shareholders on May 12, 2015 at our corporate offices in Beachwood, Ohio. The meeting will begin with an update from senior management regarding the performance of the Company in 2014, our continued progress toward achieving our strategic objectives and our outlook for the business in 2015 and beyond. Following this discussion and after addressing any questions you may have, we will cover the business matters outlined in the accompanying Notice of Annual Meeting and 2015 Proxy Statement.

Having recently been named Chief Executive Officer, I want to express how appreciative and excited I am for the opportunity to lead our talented management team in delivering shareholder value to you during this next phase of our Company’s history. I am pleased to highlight throughout our Proxy Statement the many accomplishments that we achieved last year and I look forward to the many opportunities for our team to create long-term value for you, our shareholders, in the coming years.

2014 was another successful year for DDR as we exceeded the strategic objectives outlined in our annual guidance at the beginning of the year. Our high-quality portfolio enabled us to generate strong EBITDA and net asset value growth and increase our dividend by 14.8% over 2013. This dividend increase represents the fourth consecutive year of annual dividend growth exceeding 10% while still maintaining one of the industry’s lowest payout ratios. Our operating platform and portfolio performed well, highlighted by our increased leased rate of 95.7% at year-end and leasing volume of over 10 million square feet for the sixth consecutive year. We opportunistically sold our investment in Sonae Sierra Brazil at a considerable gain and reinvested the proceeds in domestic Prime power centers, further reducing our investment risk. In total, we sold $1.2 billion of non-prime and non-core assets and reinvested $1.1 billion in high-quality shopping center acquisitions. Our constant focus is to enhance long-term shareholder value, creating outsized investment returns while maintaining portfolio performance that is sustainable in all economic cycles.

I am proud of the execution of our strategic plan that our management team dedicated themselves to over this past year. I am equally as excited about our commitment to improving all aspects of this organization which is the basis for the bright future of our Company. We appreciate the confidence and support that you continue to have in DDR as exhibited by your valued investment. I look forward to seeing you at the Annual Meeting.

Respectfully yours,

DAVID J. OAKES

President and Chief Executive Officer

2015 Proxy Statement Table of Contents

DDR Corp.   ï  2015 Proxy Statement    i

ii    DDR Corp.  ï  2015 Proxy Statement

1. Proxy Summary

This Proxy Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement.

MEETING DATE, TIME AND LOCATION

TUESDAY, MAY 12, 2015 AT 9:00 A.M. LOCAL TIME

DDR Corp. Offices

3333 Richmond Road

Beachwood, Ohio 44122

PROPOSALS

Proposal		Board Recommendation	Page Reference for More Information
1.	Election of nine Directors	✓ “For” all nominees	2
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	✓ “For”	16
3.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	✓ “For”	48

VOTING

You may vote if you were a shareholder of record at the close of business on March 17, 2015, the record date for the Annual Meeting. We will begin mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and letter from our President and Chief Executive Officer, along with the accompanying Proxy Card on or about March 31, 2015 to all shareholders entitled to vote.

You may vote your shares in person at the Annual Meeting or vote by proxy in any of the following ways:

By Internet	By Telephone	By Mail

Go to: www.investorvote.com/ddr or the web address on your Proxy Card	Dial toll free: 1-800-652-8683	Sign the enclosed Proxy Card and return by pre-paid postage envelope

DDR Corp.   ï  2015 Proxy Statement    1

2. Proposal One: Election of Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the nine Director nominees of DDR Corp. (DDR or Company). If any of the nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of the Board remains unchanged, then our Board of Directors (Board) intends that proxies will be voted for the election of a substitute nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee.

BOARD RECOMMENDATION:

“For” All Nine Director Nominees

Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote FOR the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified.

Director Since: 2000 Age: 59 Independent: Yes Committees: • Nominating and Corporate Governance Committee • Pricing Committee

TERRANCE R. AHERN — Chairman of the Board, DDR Corp. and Chief Executive Officer, The Townsend Group (institutional real estate consulting)

Background: Mr. Ahern is Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986. Mr. Ahern also is a member of the firm’s Investment Committee. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (PREA), the National Association of Real Estate Investment Trusts (NAREIT), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 25 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience provides Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

2    DDR Corp.  ï  2015 Proxy Statement

Director Since: 2009 Age: 75 Independent: Yes Committees: • Audit Committee • Executive Compensation Committee

JAMES C. BOLAND — Former President and Chief Executive Officer, and Former Vice Chairman of Cavaliers Operating Company (professional basketball team operations)

Background: Mr. Boland served as President and Chief Executive Officer of Cavaliers Operating Company, owner and operator of the Cleveland Cavaliers professional basketball team, from January 1998 to January 2003 and Vice Chairman of Cavaliers Operating Company from January 2003 to June 2007. Prior to his time with the Cavaliers, Mr. Boland was a partner of Ernst & Young LLP for 22 years serving in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 until his retirement from the firm in 1998. Mr. Boland also has served as a Director of The Sherwin-Williams Company, The Goodyear Tire & Rubber Company, Invacare Corporation and the International Steel Group. He has been Chairman of JobsOhio since July 2011 and currently serves on the board of several privately held companies.

Qualifications: As a partner and member of the management committee of a major accounting firm for over 20 years, Mr. Boland has worked with numerous public and private companies and has a thorough understanding of complex accounting and auditing matters. Furthermore, his service on several public and private company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of risk assessment, corporate governance and executive compensation.

Director Since: 2009 Age: 56 Independent: No (see page 7) Committee: • Dividend Declaration Committee

DR. THOMAS FINNE — Managing Director, KG CURA Vermögensverwaltung G.m.b.H. & Co. (commercial real estate company, Hamburg, Germany)

Background: Dr. Finne is the Managing Director of KG CURA Vermögensverwaltung G.m.b.H. & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung G.m.b.H. & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He is currently serving as a director of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Qualifications: Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His current and past service on the board of directors of international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

DDR Corp.   ï  2015 Proxy Statement    3

Director Since: 2000 Age: 63 Independent: Yes Committee: • Executive Compensation Committee (Chair)

ROBERT H. GIDEL — Managing Member, Liberty Partners, LLC (real estate investments)

Background: Mr. Gidel has been the Managing Member of Liberty Partners, LLC, a company that invests in both private and publicly traded real estate and finance focused operating companies, since 1998. Since 2012, Mr. Gidel has served on the Board of Directors of Nationstar Mortgage Holdings, Inc. and was elected Chairman of Florida Polytechnic University’s Board of Trustees in August 2012. Mr. Gidel was President of Ginn Development Company, LLC, one of the largest privately-held developers of resort communities and private clubs in the Southeast, from July 2007 until April 2009. Mr. Gidel was Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007. Until January 2007, he was a member of the Board of Directors and Lead Director of Global Signal Inc., a real estate investment trust (REIT). He has been a Trustee of Fortress Registered Investment Trust and a Director of Fortress Investment Fund II, LLC since 1999, both of which are registered investment companies. From 1998 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V. Mr. Gidel was also a member of the Board of Directors of U.S. Restaurant Properties, Inc. until 2005 and a member of the Board of Directors of American Industrial Properties REIT until 2001. Mr. Gidel was elected a NASD Fellow and is on the Board of Directors of University of Florida Investment Corporation.

Qualifications: Through his leadership of two public REITs and five private REITs, as well as his service on the board of directors of several public REITs, Mr. Gidel provides our Board with extensive knowledge of the real estate industry, the development and implementation of corporate strategies, risk assessment, corporate finance and governance matters. His experience as a senior manager of several real estate companies enables him to make significant contributions to our Board.

Director Since: 2002 Age: 63 Independent: Yes Committees: • Executive Compensation Committee • Nominating and Corporate Governance Committee

VICTOR B. MACFARLANE — Managing Principal, Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane is Managing Principal, Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 30 years of real estate experience. He sits on the Boards of Directors of the Robert Toigo Foundation, the Real Estate Executive Council and the Initiative for a Competitive Inner City. He also serves on the Board of Advisors for the UCLA School of Law and the board facilities committee of Stanford Hospital & Clinics. He is a member and former Trustee of ULI; a member and former Director of PREA; and a member of the International Council of Shopping Centers (ICSC), the Chief Executives Organization and the World Presidents’ Organization.

Qualifications: Mr. MacFarlane brings to our Board over two decades of experience as a chief executive officer of a real estate advisory firm and over 30 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

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Director Since: 2015 Age: 37 Independent: No Committees: • Dividend Declaration Committee (Chair) • Pricing Committee (Chair)

DAVID J. OAKES — President and Chief Executive Officer, DDR Corp.

Background: Mr. Oakes is Chief Executive Officer of DDR, a position he assumed on February 10, 2015, and President, a position he assumed on January 1, 2013. He served as Chief Financial Officer from January 1, 2013 until February 28, 2015, Senior Executive Vice President and Chief Financial Officer from February 2010 to December 2012 and Senior Executive Vice President of Finance and Chief Investment Officer from December 2008 to February 2010. Mr. Oakes joined DDR as Executive Vice President of Finance & Chief Investment Officer in April 2007.

Prior to joining DDR, Mr. Oakes served as Senior Vice President and Portfolio Manager at Cohen & Steers Capital Management. In his role, he oversaw the firm’s global and international real estate securities portfolios for the oldest and largest dedicated real estate securities fund manager. Previously he worked as a Research Analyst in global investment research at Goldman Sachs, where he covered U.S. REITs.

Mr. Oakes earned his bachelor’s degree at Washington University in St. Louis and is a Chartered Financial Analyst charterholder. He is a member of NAREIT, ICSC, and the New York Society of Securities Analysts. Mr. Oakes is also a board member of The Gathering Place, a nonprofit organization dedicated to helping individuals and families affected by cancer.

Qualifications: During his years of service to the Company, Mr. Oakes has gained a comprehensive knowledge of the critical internal and external opportunities and challenges facing the Company and the real estate industry as a whole. His experience as a member of the Company’s senior management, and his role as Chief Executive Officer, make him an invaluable member of the Board.

Age: 47 Independent: No (see page 7)

ALEXANDER OTTO — Chief Executive Officer, ECE Projektmanagement G.m.b.H. & Co. KG (commercial real estate company, Hamburg, Germany)

Background: Mr. Otto has served as the Chief Executive Officer of ECE Projektmanagement G.m.b.H. & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford and studied at Harvard University and Harvard Business School.

Mr. Otto is a member of the boards of directors, or equivalent governing bodies, of publicly traded companies Deutsche EuroShop AG and Sonae Sierra Brasil S.A., as well as the privately held companies Otto Group and Peek & Cloppenburg KG. Additionally, Mr. Otto is the Chairman of the International Council of Shopping Centers, Europe, the Lebendige Stadt (“Vibrant City”) Foundation, HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Business School Foundation of Germany and, together with his wife, established the Dorit and Alexander Otto Foundation.

Qualifications: As chief executive officer of a major international commercial real estate developer and management company, Mr. Otto brings over 20 years of experience in the global retail real estate industry to our Board. Mr. Otto’s professional experience, including his leadership positions within the real estate industry, will enable him to contribute to our Board’s focus on corporate strategy, optimizing operations, improving transactional activity and enhancing management.

DDR Corp.   ï  2015 Proxy Statement    5

Director Since: 2004 Age: 57 Independent: Yes Committees: • Audit Committee (Chair) • Pricing Committee

SCOTT D. ROULSTON — Managing Director, MAI Capital Management, LLC (investment advisor)

Background: Mr. Roulston is Managing Director of MAI Capital Management, LLC (MAI), a position which he has held since 2013. MAI is a registered investment advisor. He is a Trustee of the Ohio Police and Fire Pension Fund. He was Managing Director at Burdette Asset Management, a private equity fund manager, from 2011 to January 2013. From 1990 to 2010, he was Chief Executive Officer of Roulston & Company, a firm that provided investment research and management, and its successor firm, Fairport Asset Management. He is Director and Chairman of Bluecoats, Inc. and a Director of University Circle, Inc. He is a former Director of Defiance, Inc., where he served as Chair of the Compensation Committee and member of the Audit Committee. Mr. Roulston is a graduate of Dartmouth College.

Qualifications: In addition to his past experience on the board of directors of both public and private companies, including on the audit committee of a public company, Mr. Roulston contributes his insights as a leader of an asset management and private equity company, and a trustee of a major public pension fund. This experience has provided him with extensive knowledge of the issues involved with the review and analysis of financial statements, as well as capital markets and the development and implementation of corporate strategy.

Director Since: 1998 Age: 59 Independent: Yes Committee: • Executive Compensation Committee

BARRY A. SHOLEM — Partner, MSD Capital, L.P. (family investment office)

Background: Mr. Sholem became a partner of MSD Capital, L.P., the family office of Michael and Susan Dell, and head of its real estate fund in July 2004. From 1995 until August 2000, Mr. Sholem was Chairman of DLJ Real Estate Capital Partners, a $2 billion real estate fund that he co-founded and that invested in a broad range of real estate-related assets, and a Managing Director at Credit Suisse First Boston. Prior to forming DLJ Real Estate Capital Partners, Mr. Sholem spent ten years at Goldman Sachs in its New York and Los Angeles offices. Mr. Sholem is active in ULI (CRC Silver Council), ICSC, the University of California, Berkeley Real Estate Advisory Board and the Business Roundtable.

Qualifications: Years of experience leading the real estate groups of investment firms gives Mr. Sholem a unique perspective on the business and operations of the Company. In addition, he brings a broad understanding of the social and political issues facing the Company through his involvement with ULI and ICSC.

6    DDR Corp.  ï  2015 Proxy Statement

Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto. Pursuant to this agreement, Mr. Otto and certain members of his family, whom we collectively refer to as the Otto Family, purchased 40,000,000 common shares, which we refer to as the Purchased Shares. In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in the Company. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of directors. In accordance with the investor rights agreement, Dr. Finne has been proposed by Mr. Otto and subsequently nominated and elected to our Board annually since 2009. In 2015 Mr. Otto designated himself as the second person to be nominated by our Board pursuant to the investor rights agreement. Although pursuant to the investor rights agreement Mr. Otto was entitled to recommend one individual for nomination to the Board as of the record date, the Nominating and Corporate Governance Committee recommended, and the Board approved, nominating both Mr. Otto and Dr. Finne as Directors at the 2015 Annual Meeting.

In April 2014, we sold our 50% ownership interest in Sonae Sierra Brazil BV Sarl (SSB) to Mr. Otto and his affiliates for approximately $343.6 million. SSB was one of our joint ventures and owned a 66.7% interest in Sonae Sierra Brasil S.A., a real estate company that is publicly traded in Brazil, along with a partial interest in a shopping center in Brazil. Dr. Finne is a Managing Director of certain entities affiliated with Mr. Otto that purchased a portion of our ownership interest in SSB. Dr. Volker Kraft (a current Director) is a Managing Director of a company affiliated with the companies that purchased our ownership interest in SSB. Because Mr. Otto, Dr. Finne and Dr. Kraft are employees or affiliates of either certain of the entities that purchased the Company’s interest in SSB or affiliates of such purchasing entities, Mr. Otto, Dr. Finne and Dr. Kraft are not deemed independent under the SEC and New York Stock Exchange (NYSE) rules.

Independent Directors

Our Board has affirmatively determined that all of the Directors who served during 2014 (except for Mr. Hurwitz, Dr. Finne and Dr. Kraft), as well as all nominees for election at our Annual Meeting (except for Mr. Otto, Dr. Finne and Mr. Oakes), are independent within the meaning of the rules of the NYSE, including with respect to service on the Executive Compensation Committee and the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or nominee has with us (either directly or indirectly), and only those Directors or nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and

DDR Corp.   ï  2015 Proxy Statement    7

committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to our Secretary, David E. Weiss, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and Corporate Governance Committee considers those guidelines described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors, as well as pursuant to the investor rights agreement described above under the caption “Transactions with the Otto Family.” Although the Nominating and Corporate Governance Committee may retain a search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant with respect to any of the nominees included in this Proxy Statement.

Majority Vote Standard

Consistent with best corporate governance practices, the Company’s Articles of Incorporation provide for a majority vote standard in uncontested elections and a plurality vote standard in contested elections. An election is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “for” or “against” the Director’s election and an affirmative majority of the total number of votes cast “for” or “against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Cumulative Voting

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of Directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary, or by or on behalf of the shareholder giving that notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of Directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect. If voting for the election of Directors is cumulative, the persons named in the accompanying Proxy Card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.

8    DDR Corp.  ï  2015 Proxy Statement

3. Board Governance

Board Leadership

Mr. Ahern serves as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-employee, independent Director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

• Ensure that our Board fulfills its oversight and governance responsibilities;
• Consult and advise on any operational matters as requested by our Chief Executive Officer;
• Coordinate the Board’s self-assessment and evaluation process;
• Serve as liaison between the Company’s management and the independent Directors;
• Coordinate the Board’s annual review and input to the Company’s strategic plan;

•       Assist the Nominating and Corporate Governance Committee on corporate governance matters such as the nomination of Board members, committee membership and rotation, and management succession planning;

• Preside over meetings of our shareholders; and
• Provide leadership to our Board, set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chairman of the Board, separate from our Chief Executive Officer, recognizes the time, effort and commitment that our Chief Executive Officer is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Meetings of Our Board

During the fiscal year ended December 31, 2014, our Board held five meetings and undertook four written actions. In 2014, all Directors attended 100% of the meetings of our Board (with Mr. Hurwitz recusing himself from one meeting relating to the approval of his Separation Agreement). As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our Directors attended the Annual Meeting of Shareholders in May 2014. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year.

Committees of Our Board

During 2014 and during 2015 prior to our Annual Meeting, our Board established each of the committees described below. The information regarding our committees set forth below reflects the participation of (i) Mr. Daniel B. Hurwitz (our former Chief Executive Officer) who served on our Board during 2014, (ii) Mr. Craig Macnab and Ms. Rebecca L. Maccardini, who served on our Board during 2014 and 2015 prior to the Annual Meeting but are not nominated for election to our Board at our Annual Meeting and (iii) Mr. Oakes, who was elected to our Board in February 2015. Our Board has approved the written charters of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee, which, along

DDR Corp.   ï  2015 Proxy Statement    9

with our Corporate Governance Guidelines, are posted on our website at www.ddr.com, under “Governance” in the “Investors” section. Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

AUDIT COMMITTEE

Members: Mr. Roulston (Chair) Mr. Boland Ms. Maccardini

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; our enterprise risk management policies and procedures; and prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as independence is defined in the rules and regulations of the SEC and the NYSE listing standards in accordance with our Corporate Governance Guidelines. Our Board has determined that each member of the Audit Committee is an “Audit Committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws.

Meetings: The Audit Committee held nine meetings in 2014. All members except one attended 100% of the meetings and one member attended 78% of the meetings.

EXECUTIVE COMPENSATION COMMITTEE

Members: Mr. Gidel (Chair) Mr. Boland Mr. MacFarlane Mr. Sholem

Responsibilities: The Executive Compensation Committee reviews and approves compensation for our executive officers; reviews and recommends to our Board compensation for Directors; oversees the compensation and executive benefit plans under which such executive officers and Directors receive benefits; reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Executive Compensation Committee engages a compensation consultant to assist in the design of the compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The Chief Executive Officer communicates to the Executive Compensation Committee decisions regarding compensation for executive officers other than himself for ratification by the committee, and the Executive Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Executive Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Executive Compensation Committee deems appropriate.

Independence: All of the members of the Executive Compensation Committee are independent as independence is defined in rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Executive Compensation Committee, in accordance with our Corporate Governance Guidelines.

Meetings: The Executive Compensation Committee held four meetings in 2014. All members attended 100% of the meetings.

10    DDR Corp.  ï  2015 Proxy Statement

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Mr. Macnab (Chair) Mr. Ahern Mr. MacFarlane

Responsibilities: The Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; oversees compliance and approves any waivers of our Code of Business Conduct and Ethics with respect to officers and Directors and leads our Board in its annual review of the performance of our Board.

Independence: All of the members of the Nominating and Corporate Governance Committee are independent as independence is defined in the NYSE listing standards and in accordance with our Corporate Governance Guidelines.

Meetings: The Nominating and Corporate Governance Committee held six meetings in 2014. All members except one attended 100% of the meetings and one member attended 83% of the meetings.

DIVIDEND DECLARATION COMMITTEE

Members: Mr. Oakes (Current Chair) Mr. Hurwitz (2014 Chair) Dr. Finne Mr. Macnab

Responsibilities: As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee held one meeting in 2014 and all members attended this meeting. The Dividend Declaration Committee also took written action on four occasions in 2014.

PRICING COMMITTEE

Members: Mr. Oakes (Current Chair) Mr. Hurwitz (2014 Chair) Mr. Ahern Mr. Roulston

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee (or duly appointed subcommittee thereof) took written action on one occasion in 2014.

DDR Corp.   ï  2015 Proxy Statement    11

Risk Oversight

With a Board comprised of management, independent Directors and non-independent Directors, members of our Board bring a variety of perspectives to address risks faced by our Company. Our Board’s role in enterprise risk management (ERM) includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic and compliance risks. The Company has an ERM Committee comprised of senior management, which meets regularly to address risk and risk mitigation strategies. The Chair of the Audit Committee is invited to attend and participate in ERM Committee meetings. The Audit Committee assists our Board in its oversight responsibilities by, among other matters, reviewing reports prepared by the ERM Committee, reviewing our policies and procedures with respect to risk assessment, risk management, risk monitoring and risk mitigation and working with the other committees of our Board to identify additional risks related to the committees’ respective areas of expertise. The Chair of the relevant committee consults with the Audit Committee regarding the committee’s findings regarding the identified risks and the committee’s proposals to address such risks. The Audit Committee then reports, on at least an annual basis, to our full Board on the Company’s ERM program. This enables our Board and its committees to coordinate their risk oversight role, particularly with respect to interrelated risks. More information concerning the Company’s ERM program can be found on our website at www.ddr.com, under “Enterprise Risk Management” in the “About Us” section under “News & Insights.”

Compensation of Directors

Director Compensation Program

During 2014, the Directors were compensated in the form of an annual cash retainer and an annual stock retainer, as shown below, in order to better align the interests of our Directors and our shareholders.

Component	Annual Amount	Payable
Annual Stock Retainer	Grant of 8,000 common shares	Grant vests upon election at the annual meeting of shareholders
Annual Cash Retainer	$50,000	Payable quarterly in cash or common shares

Directors are paid fees for service on certain committees as set forth below and for service as the Chair of the Board. The Director who serves as the Chair of the Board receives an annual fee of $100,000 in addition to the fees paid to all non-employee Directors. Fees are paid to committee members, the respective committee chairs and the Chair of the Board in quarterly installments in the form of cash or common shares. Each non-employee Director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the non-employee Directors’ duties.

	Annual Fee
Committee	Chair ($)	Member ($)
Audit Committee	40,000	25,000
Executive Compensation Committee	40,000	25,000
Nominating and Corporate Governance Committee	30,000	20,000
Dividend Declaration Committee	None	None
Pricing Committee	None	None

12    DDR Corp.  ï  2015 Proxy Statement

2014 Director Compensation

In accordance with the compensation program described above, the non-employee Directors received the following compensation during 2014:

Name	Fees Earned ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Terrance R. Ahern	170,024	136,560	306,584
James C. Boland	100,031	136,560	236,591
Thomas Finne	50,000	136,560	186,560
Robert H. Gidel	90,000	136,560	226,560
Volker Kraft	50,000	136,560	186,560
Rebecca L. Maccardini	75,000	136,560	211,560
Victor B. MacFarlane	95,048	136,560	231,608
Craig Macnab	80,043	136,560	216,603
Scott D. Roulston	90,000	136,560	226,560
Barry A. Sholem	75,000	136,560	211,560

(1)	All or a portion of the fees or stock awards listed for Messrs. Ahern, Boland, MacFarlane and Macnab were deferred into the Directors’ Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

(2)	The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), for stock awards granted to the non-employee Directors in 2014, based upon the closing price of our common shares on May 15, 2014.

Directors’ Deferred Compensation Plan

Non-employee Directors have the right to defer all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. Our Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of our common shares, so that each unit is the economic equivalent of one common share but without voting rights. Settlement of units is made in cash, common shares or a combination of both (as determined by the plan administrators) at a date determined by the participant at the time a deferral election is made. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plan. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors of the Company. During their terms as Directors, Messrs. Ahern, Boland, MacFarlane, Macnab and Roulston have deferred compensation represented by the following number of units as of December 31, 2014:

Name	Number of Units under the Directors’ Deferred Compensation Plan	Value of Units ($)(1)
Terrance R. Ahern	178,851	3,283,706
James C. Boland	21,529	395,274
Victor B. MacFarlane	129,034	2,369,071
Craig Macnab	45,931	843,296
Scott D. Roulston	25,480	467,822

(1)	Based on the closing price of our common shares on December 31, 2014.

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Equity Deferred Compensation Plan

During their terms as Directors prior to 2006, Messrs. Ahern, MacFarlane and Macnab also had the right to defer the vesting of restricted shares pursuant to the Company’s Equity Deferred Compensation Plan represented by the number of units in the following table as of December 31, 2014. Vested deferred stock units under the Equity Deferred Compensation Plan will not be distributed to participants until the end of the deferral period selected by each participant.

Name	Number of Units under the Equity Deferred Compensation Plan	Value of Units ($)(1)
Terrance R. Ahern	1,029	18,892
Victor B. MacFarlane	1,029	18,892
Craig Macnab	347	6,371

(1)	Based on the closing price of our common shares on December 31, 2014.

Director Stock Ownership Guidelines

Each non-employee Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer fee paid to a Director. This ownership requirement must be met no later than the fifth anniversary of the June 1st following the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, or, if the Director is elected or appointed to our Board other than at an annual meeting, the date such Director has received compensation for five years of service, and on each June 1st thereafter. Our Board established this particular level of stock ownership for our non-employee Directors because we want to have the interests of our non-employee Directors aligned with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each non-employee Director is required to own one-fifth of the requisite value of common shares and common share equivalents on the date such Director has received compensation for one year of service as a Director, two-fifths of the requisite value on the date such Director has received compensation for two years of service, three-fifths of the requisite value on the date such Director has received compensation for three years of service, and four-fifths of the requisite value on the date such Director has received compensation for four years of service. Unvested restricted shares and common shares units deferred by Directors into our deferred compensation plans will count as common share equivalents toward satisfying the stock ownership guidelines. All Directors satisfied the Director stock ownership guidelines as of December 31, 2014.

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Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 23, 2015, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our Director nominees, (3) our named executive officers, and (4) our current executive officers and Directors as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

Directors, Director Nominee and Management	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership
David J. Oakes	589,475(1)(2)	*
Terrance R. Ahern	168,462(1)(3)	*
James C. Boland	36,035(3)	*
Thomas Finne	30,423	*
Paul W. Freddo	342,744(4)	*
Robert H. Gidel	50,654(5)	*
Volker Kraft	67,277	*
Rebecca L. Maccardini	26,345	*
Victor B. MacFarlane	9,687(1)(3)	*
Craig Macnab	50,662(1)(3)	*
Alexander Otto	55,929,990(6)	15.5
Scott D. Roulston	2,193(3)	*
Barry A. Sholem	106,950	*
Christa A. Vesy	136,629(7)	*
Daniel B. Hurwitz	554,886(1)(8)	*
All Executive Officers and Directors as a Group (14 persons)	2,226,951	*

*	Less than 1%

(1)	Does not include 351,949; 1,029; 1,029; 347 and 26,113 stock units credited to the accounts of Messrs. Oakes, Ahern, MacFarlane, Macnab, and Hurwitz, respectively, with respect to restricted common shares that would have vested pursuant to their terms, and 4,759 stock units to be credited to the account of Mr. Oakes with respect to restricted common shares that have not yet vested, as a result of the election by such individuals to defer the vesting of restricted common shares pursuant to our Equity Deferred Compensation Plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(2)	Includes 370,022 common shares subject to options exercisable on or prior to April 24, 2015.

(3)	Does not include 182,538; 21,709; 124,151; 47,347 and 25,694 stock units credited to the accounts of Messrs. Ahern, Boland, MacFarlane, Macnab and Roulston, respectively, pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(4)	Includes 126,026 common shares subject to options exercisable on or prior to April 24, 2015.

(5)	Includes 50,654 common shares owned by a limited liability company in which Mr. Gidel and his wife each has a one-half interest.

(6)	For Information regarding Mr. Otto’s beneficial ownership, see “Security Ownership of Certain Beneficial Owners.”

(7)	Includes 41,749 common shares subject to options exercisable on or prior to April 24, 2015.

(8)	Beneficial ownership information for Mr. Hurwitz is provided as of December 31, 2014, the effective date of his termination of service as an executive officer and Director of the Company, and also reflects a reduction of 49,370 common shares for withholding taxes subsequent to December 31, 2014. Also includes 227,109 common shares subject to options exercisable on or prior to April 24, 2015, and in accordance with his Separation Agreement.

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4. Proposal Two: Shareholder Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2015 Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Executive Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Executive Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2016 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“For” the Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

2014 Executive Compensation Program

We believe you should vote “FOR” the approval of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to help us:

• Pay-for-performance, by providing incentives to our named executive officers to deliver a superior return to shareholders through operational performance and share price appreciation; and

•      Attract and retain leading industry talent, who will be able to deliver superior returns by adopting and executing a strategy that provides opportunity to retailers, complements our core competencies and enables us to take advantage of new business opportunities.

16    DDR Corp.  ï  2015 Proxy Statement

For 2014, as further described under the section captioned “Compensation Discussion and Analysis,” we made executive compensation decisions to help us reward the achievement of our financial and strategic objectives by linking these decisions to our key performance metrics of:

• Same store EBITDA growth;
• Relative total shareholder return; and
• Achievement of clearly articulated individual performance objectives.

We believe you should vote “FOR” the compensation of our named executive officers because the compensation actually earned by our named executive officers for 2014 performance, as described in this Proxy Statement, was aligned with both our pay-for-performance philosophy and our actual 2014 performance.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Executive Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Proxy Statement for the 2015 Annual Meeting of Shareholders for filing with the SEC.

Executive Compensation Committee

Robert H. Gidel, Chair

James C. Boland

Victor B. MacFarlane

Barry A. Sholem

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Executive Compensation Committee.

DDR Corp.   ï  2015 Proxy Statement    17

5. Compensation Discussion and Analysis

Executive Summary

In this section of the Proxy Statement, we explain and discuss our 2014 executive compensation program that applied to our named executive officers. We also describe the principles underlying our named executive officer compensation policies and practices. In addition, we outline our named executive officer compensation decisions for 2014 in light of the performance of the Company and our executive management team. In summary, we explain and demonstrate our pay-for-performance compensation philosophy.

Chief Executive Officer Transition

In September 2014, the Board decided that the employment agreement of Mr. Hurwitz would not be renewed upon its expiration on December 31, 2015. Subsequently, the Company and Mr. Hurwitz entered into a Mutual Separation Agreement and Release on December 29, 2014, as amended (Separation Agreement) pursuant to which Mr. Hurwitz resigned as Chief Executive Officer and as a Director effective December 31, 2014, but remained a non-officer employee of the Company through February 14, 2015. The Board charged the Nominating and Corporate Governance Committee with leading a search for a successor to Mr. Hurwitz. The Nominating and Corporate Governance Committee, with the assistance of a professional executive search firm, undertook an extensive national search process that included both internal and external candidates. Upon completion of the search process, the Board appointed Mr. Oakes as the Company’s Chief Executive Officer commencing February 10, 2015. As a result, certain Committee decisions regarding compensation for 2014 were impacted by this transition as further described below.

Continued Execution of Our Prime Business Strategy in 2014

Management’s core business strategy, with the support of the Company’s Board, continues to be based upon a comprehensive strategic plan that places emphasis on consistency in operational excellence and capital allocation, with a focus on creating long-term shareholder value and growing net asset value. We are committed to this strategic plan which is described as our “prime” business strategy. Pursuant to our prime business strategy, we are focused on the following three key objectives:

Strategy	Objective
Prime Portfolio	Operate a prime portfolio, which means focusing on “prime properties” which are market-dominant shopping centers populated by moderate- to budget-priced retailers with strong credit profiles and growing market shares.
Prime Operating Platform	Maintain a prime operating platform, which means improving property operating fundamentals, such as increasing the cash flow from our properties, and fostering talent within the organization.
Prime Balance Sheet	Establish and maintain a prime balance sheet, which means reducing risk, extending debt duration, and strengthening our credit metrics.

Compensation Program Complements Business Strategy

Our compensation program complements our strategy through a combination of an annual operating performance metric (Same Store EBITDA Growth), an annual total shareholder return (TSR) metric and individual objectives, as well as long-term metrics tied to DDR’s absolute and relative share price performance. The program provides significant upside potential for the Company’s management team as well as downside risk (for example, no annual incentive award is paid if performance is below the “threshold” level). At the same time, both the annual and long-term compensation programs encourage the development and execution of a long-term value-adding business plan without undue risk-taking. In general, except for the weightings of the different metrics, the performance of every member of the incentive-eligible senior management team is measured using the same metrics.

18    DDR Corp.  ï  2015 Proxy Statement

Annual Incentive Compensation

During 2014 and consistent with the past several years, our annual performance-based incentive compensation program was based upon the following three metrics, which are described in further detail below:

Annual Incentive Compensation Metrics
Metric	Description
Same Store EBITDA Growth	Year-over-year growth rate of EBITDA(1) generated from assets owned, in whole or in part, for at least two consecutive fiscal years.
Relative TSR	Total annual shareholder return relative to a defined peer group of retail REITs.
Individual Performance	Evaluation of executive performance against clearly articulated individual performance goals.

(1)	EBITDA means Earnings Before Interest, Taxes, Depreciation and Amortization.

Based on a review of our performance as measured by these metrics, we paid 2014 performance-based incentive compensation to each of the following individuals (who are our named executive officers for 2014) for performance at the following achievement levels (as further discussed below):

Named Executive Officer	Title	Overall Achievement Level
Daniel B. Hurwitz	Former Chief Executive Officer	Target
David J. Oakes	Current Chief Executive Officer and President (and former Chief Financial Officer)	Between Target and Target+
Paul W. Freddo	Senior Executive Vice President of Leasing and Development	Between Target and Target+
Christa A. Vesy	Executive Vice President and Chief Accounting Officer	Between Target and Target+

Long-Term Incentive Program

Consistent with the Company’s long-term incentive program philosophy, the Executive Compensation Committee (Committee) recommended, and the Board adopted, the 2013 Value Sharing Equity Program (2013 VSEP) that commenced on January 1, 2013 as our performance-based, long-term equity incentive program. This program replaced the predecessor Value Sharing Equity Program which expired on December 31, 2012 (which program along with the 2013 VSEP is referred to herein as the VSEP). The 2013 VSEP consists of two components, an “absolute performance” metric (to which one-third of the potential program payouts are subject) as well as a “relative performance” metric (to which two-thirds of the potential program payouts are subject). The 2013 VSEP is further described below under the section entitled “2013 Value Sharing Equity Program.”

Consideration of 2014 Say-on-Pay Voting Results

At our 2014 Annual Meeting, we received approximately 92% approval, based on the total votes cast, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. Our Board and Committee considered and discussed these voting results at their various meetings held during the remainder of 2014. The Committee and Gressle & McGinley LLC (Gressle & McGinley), the Committee’s compensation consultant, specifically considered the voting results when reviewing and considering any potential changes to our named executive officer compensation program for 2014. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer pay program, and chose to not make any substantial changes to the existing program for 2014 specifically in response to the 2014 Say-on-Pay voting results. The Committee will, however, continue to explore from time to time various executive pay and corporate governance changes with Gressle & McGinley to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market. Based on its prior recommendation, our Board will continue to hold annual Say-on-Pay votes at our annual meeting of shareholders.

DDR Corp.   ï  2015 Proxy Statement    19

Total Direct Compensation for 2014

Based upon the performance of the Company during 2014, the named executive officers for 2014 were awarded “total direct compensation” as presented in the following table. Total direct compensation includes amounts for base salary, long-term incentive compensation in the form of restricted stock, and annual performance-based incentive compensation in the form of cash, restricted stock and options awarded for 2014, the year to which the performance relates. This table does not include all of the items required by the rules of the SEC to be reported in the 2014 Summary Compensation Table, and does not report compensation elements or amounts in the same manner as required under the rules of the SEC. Therefore, this table should not be viewed as a replacement or substitute for the 2014 Summary Compensation Table or other compensation tables set forth under the section “Executive Compensation Tables and Related Disclosure.”

Total Direct Compensation for 2014(1)
Named Executive Officer	Base Salary ($)	Annual Cash Incentive ($)(2)	Annual Restricted Stock Incentive ($)(3)	Annual Stock Option Incentive ($)(4)	VSEP Award ($)(5)	TOTAL ($)
Daniel B. Hurwitz	750,000	2,250,000	—	—	1,470,170	4,470,170
David J. Oakes	525,000	879,375	659,559	219,850	735,085	3,018,869
Paul W. Freddo	440,000	517,000	387,800	129,251	551,360	2,025,411
Christa A. Vesy	288,400	159,544	115,945	38,644	275,680	878,213

(1)	Total direct compensation consists solely of (a) the actual base salary paid for 2014, (b) the annual cash incentive compensation earned for 2014 performance, (c) the annual restricted stock awards and stock options earned based on 2014 performance, and (d) the 2013 VSEP awards issued during 2014.

(2)	Annual cash incentive compensation earned for 2014 was paid in February 2015. With respect to Mr. Hurwitz, because of his separation from the Company after February 14, 2015, his annual incentive award was paid 100% in cash rather than 50% in cash and 50% in restricted stock and options.

(3)	The restricted stock value reflects stock awarded for 2014 performance and is shown based on grant date fair value for which the grant date was February 22, 2015. The restricted stock is subject to service-based vesting in 20% increments beginning on the date of grant and the four following anniversaries of the grant date. The amount shown does not include restricted stock granted in prior years that vested during 2014. Because Mr. Hurwitz was no longer employed by the Company on the grant date of February 22, 2015, the value of his award was paid in cash rather than restricted stock pursuant to the Company’s equity plan and is included in the column entitled “Annual Cash Incentive.”

(4)	The stock option value reflects stock options awarded for 2014 performance and is shown based on the grant date fair value determined by a Black-Scholes valuation, which grant date was February 22, 2015. These stock options may have future value or no value based on DDR’s stock price being above or below the strike price ($19.26) for the stock options. The stock options are subject to service-based vesting in one-third increments over three years beginning on the first anniversary of the grant date. This amount does not include stock options granted in prior years that vested during 2014. Because Mr. Hurwitz was no longer employed by the Company on the grant date of February 22, 2015, the value of his award was paid in cash rather than stock options pursuant to the Company’s equity plan and is included in the column entitled “Annual Cash Incentive.”

(5)	The 2013 VSEP awards earned reflect restricted stock awards issued on June 30, 2014 and December 31, 2014 under the terms of Company’s 2013 VSEP. The restricted stock is subject to service-based vesting in 20% increments beginning on the date of issuance and the four following anniversaries of the issuance date.

20    DDR Corp.  ï  2015 Proxy Statement

2014 Compensation Program Design

Compensation Philosophy and Objectives

The Committee believes that our compensation packages should provide an incentive to our named executive officers to deliver a superior return to shareholders. Our compensation program rewards management for not only delivering these superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Management and the Board have consciously eschewed short-term decisions that may have resulted in inflated short-term shareholder returns in favor of longer term strategies that provide sustainable growth opportunities and enhanced net asset value.

Key Annual Performance-Based Incentive Compensation Metrics

Same Store EBITDA Growth Metric. We continue to use Same Store EBITDA Growth as our key operational performance metric for our 2014 annual incentive compensation program. We believe Same Store EBITDA Growth is an effective way to measure our performance both externally to the investment community and internally for all of our employees. EBITDA includes all overhead and administrative costs, but excludes interest expense, interest income and other non-operating items, such as the gain or loss on the sale of properties and asset impairments. Same Store EBITDA is further defined as EBITDA from wholly-owned and joint venture properties and other investments that we have owned for at least two consecutive fiscal years. Same Store EBITDA Growth is important to our investors and us because it captures key property value drivers, such as occupancy rates, rental rates, and property expenses, and it also includes fee income, and general and administrative expenses. At the same time, Same Store EBITDA is not impacted by financing decisions or current year acquisitions or dispositions, and is a performance measure less prone to influence by financial and other strategies that rely on short-term debt and increased risk. Use of this performance metric fits well with our compensation philosophy described above. Of further importance, every incentive-eligible employee can contribute to, and is significantly focused on, Same Store EBITDA Growth through our annual performance-based incentive compensation program.

Similar to prior years beginning in 2010, the Committee adopted a target annual growth rate for Same Store EBITDA for 2014 as set forth below. It is the Committee’s view that if management’s objective is to grow Same Store EBITDA year-over-year, it can produce strong annual performance while making decisions that are in the best long-term interest of the Company and its shareholders. Our named executive officers and all incentive-eligible employees were motivated by this Same Store EBITDA Growth rate goal for 2014.

Achievement of our Same Store EBITDA goal was measured on a scale from a “no award” level for performance that is “below expectations” to a “maximum” level for “superior” performance. The achievement opportunities with respect to the Same Store EBITDA Growth metric are set forth in the following chart:

Performance Level	Same Store EBITDA Growth YoY (%)(1)	Award Level
Superior	4	Maximum
Target +	3	Target +
Target	2	Target
Threshold +	1	Threshold +
Threshold	0	Threshold
Below Expectations	<0	None
(1)	Growth in Same Store EBITDA between these levels is interpolated when calculating incentive compensation based on the Same Store EBITDA Growth metric. (For this table, “YoY” means year-over-year.)

Relative TSR Metric. In addition to Same Store EBITDA, the Committee also placed continued emphasis on delivering TSR relative to an identified group of peers (TSR peer group) as measured through Relative TSR. Relative TSR is expressed as a percentage return on an investment in our common shares compared to TSR on an investment in the common shares of each company in our TSR peer group assuming a one-year hypothetical investment and assuming the reinvestment of all dividends.

DDR Corp.   ï  2015 Proxy Statement    21

For 2014, the Committee utilized a TSR peer group that included the same companies as used in 2013 with the addition of Brixmor Property Group Inc. and Retail Properties of America, Inc. when evaluating TSR performance. The particular companies in the TSR peer group were chosen because these retail REITs generally have business models similar to ours and are the companies we compete with for tenants, assets, capital and talent. We believe that over time, superior execution should lead to superior Relative TSR. We do not use the TSR peer group for determining the other elements or levels of compensation opportunities provided to our named executive officers.

In connection with the Committee’s review of the Company’s Relative TSR performance for 2014, the Committee acknowledged that the Company had announced on September 11, 2014, that Mr. Hurwitz’s employment agreement would not be renewed. In addition, the Committee recognized that the process for identifying a successor Chief Executive Officer was not completed until after December 31, 2014 (Mr. Oakes was named the Company’s Chief Executive Officer in February 2015). In light of these considerations and the Company’s consistent Relative TSR performance at the “target” performance level during 2014 prior to the announcement concerning Mr. Hurwitz, the Committee determined that it was appropriate to measure the Company’s TSR performance through September 11, 2014 rather than December 31, 2014. Therefore, the TSR performance of the TSR peer group (including the Company) as of September 11, 2014 is as follows:

DDR Peer Group Relative Total Shareholder Return
Rank	Performance Level	Peer Group	2014 Total Shareholder Return (as of Sept. 11, 2014)
1		Retail Properties of America, Inc.	26.2%
2	Maximum	Weingarten Realty Investors	26.1%
3		Regency Centers Corporation	26.1%
4	Target +	Federal Realty Investment Trust	23.6%
5		Brixmor Property Group Inc.	18.9%
6	Target	Kimco Realty Corporation	18.8%
7		DDR Corp.	18.1%
8	Threshold +	Acadia Realty Trust	15.1%
9	Threshold	Ramco-Gershenson Properties Trust	11.0%
10		Equity One, Inc.	5.1%
11		Inland Real Estate Corporation	1.2%
12	No Bonus	Cedar Realty Trust, Inc.	1.2%
13		Kite Realty Group	1.1%

Individual Objectives Metric. At the beginning of 2014, individual objectives were set for all named executive officers. The Committee set qualitative individual objectives for Mr. Hurwitz, which carry a one-third weighting as indicated in the 2014 Metric Weightings table below. For Mr. Hurwitz, the qualitative individual objectives consisted of:

• Strategic planning and execution	• Leadership
• Board relations	• Management of human resources
• Management of external constituencies	• Management of capital resources

22    DDR Corp.  ï  2015 Proxy Statement

At the end of 2014, the Board subjectively considered Mr. Hurwitz’s performance. The Board’s consideration yielded a qualitative assessment of Mr. Hurwitz for annual performance-based incentive purposes on a performance level scale of “below expectations,” “threshold,” “threshold +,” “target,” “target +” and “maximum” achievement levels.

Mr. Hurwitz set the individual objectives for the other named executive officers at the beginning of 2014, and the Board evaluated their performance against those objectives at the end of the year on the same scale ranging from “below expectations” to “maximum” achievement levels. This evaluation took place as part of our year-end performance appraisal process. The individual objectives for the named executive officers were weighted as indicated in the 2014 Metric Weightings table below. The individual objectives set by Mr. Hurwitz for the other named executive officers included the following:

Named Executive Officer	Individual Objectives
David J. Oakes	Achieving improvements to the Company’s portfolio, balance sheet, financial covenants and debt maturity schedule, enhanced investor relations efforts, communications with rating agencies with the goal of further Company upgrades, and additional operational leadership responsibilities.
Paul W. Freddo	Improvement to the Company’s same store leased rate and property operating metrics, execution of the Company’s property redevelopment goals, and monetizing non-income producing land.
Christa A. Vesy	Maintaining the Company’s transparency in financial reporting, continued reductions in tenant accounts receivable balances and other operational goals, implementation of automated system applications to improve efficiency and an expanded leadership role for various accounting and financial objectives.

Annual Performance-Based Incentive Compensation Metric Scoring and Weightings

The three metrics of Same Store EBITDA Growth, Relative TSR and individual performance goals are each measured on a scale which includes “below expectations,” “threshold,” “threshold+,” “target,” “target+” and “maximum” achievement levels. Based upon the combined and weighted scoring of each of these metrics and subject to the authority of the Committee to implement the compensation program, annual performance-based incentive compensation is awarded at a level commensurate with overall performance. These incentive compensation metrics were linked to achievement against specific financial, strategic and operational metrics, and those metrics were applied and weighted for the executives based upon their roles and employment agreement terms. The metrics and the applicable weightings for each executive were as follows:

	2014 Metric Weightings
Named Executive Officer	Same Store EBITDA Growth(%)	Relative TSR (%)	Assessment of Individual Objectives (%)	Total (%)
Daniel B. Hurwitz	33 1/3	33 1/3	33 1/3	100
David J. Oakes	33 1/3	33 1/3	33 1/3	100
Paul W. Freddo	33 1/3	33 1/3	33 1/3	100
Christa A. Vesy	50	15	35	100

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Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. Pursuant to the Committee’s Charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation, and supplemental retirement programs. Consistent with this authority, the Committee establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our Chief Executive Officer, who was Mr. Hurwitz during 2014. For the named executive officers other than Mr. Hurwitz during 2014, Mr. Hurwitz set the annual performance-based objectives and evaluated performance against such objectives. Mr. Hurwitz advised the Board and the Committee of those outcomes, which were ratified by the Committee.

Compensation Consultant

For 2014, the Committee retained Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Committee has assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley. In particular, Gressle & McGinley assisted the Committee in 2014 with:

•	its 2014 year-end performance review of Mr. Hurwitz to determine payments under the annual performance-based incentive compensation program for 2014 that were paid in 2015;
•	verifying the calculation of the Same Store EBITDA Growth metric targets and results for 2014;
•	confirming the results of our Relative TSR performance metric for 2014;
•	providing analysis of appropriate peer samples and market data to assist the Committee in determining Mr. Hurwitz’s 2014 base salary; and
•	reviewing and verifying the equity awards under the 2013 VSEP.

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Principal Elements of the 2014 Compensation Program

The following table summarizes the key elements of our named executive officer compensation program for 2014:

Type	Element	Form	Objectives	Characteristics

Fixed	Base Salary	Cash	Competitive annual cash	Competitive compensation
			compensation to help	based on comparative
			retain executive	market analysis and
			talent	contractual commitments

At Risk / Performance- Based Incentive	Annual Performance- Based Incentive Compensation	Cash, Restricted Shares and Stock Options	Incentivizes executives to achieve individual and Company objectives and aligns executives’ compensation interests with shareholders’ investment interests	Payouts earned based on a combination of Same Store EBITDA Growth, Relative TSR, and individual performance

	Long-Term	Restricted	Motivates and rewards	Special long-term,
	Incentive	Shares	executives for achieving	performance- based incentive
	Compensation		long-term share-price	equity awards for select
			appreciation and total	officers of the Company
shareholder return, helps
retain executives, and aligns
executives’ compensation
			interests with shareholders’	Restricted shares earned
			investment interests	based on absolute increases
in adjusted market
capitalization and relative
performance over an
established initial base point;
shares are subject to
additional time-based vesting
over four years, and subject
to accelerated or continued
vesting in certain instances

Other	Retirement	Plan	Provides benefits that are	Standard tax-qualified
	Benefits	Contributions	competitive with industry	defined contribution
			practices	(401(k)) plan that provides
a tax efficient vehicle
to accumulate retirement
savings, subject to limits on
compensation under the
Internal Revenue Code

Nonqualified cash and equity deferred compensation plans that permit contributions in excess of Internal Revenue Code limits for qualified plans

	Health and Other Welfare Benefits	Benefit Coverage	Provides benefits that are competitive with industry practices	Broad-based employee benefits program, including health, life, disability and other insurance, and customary fringe benefits providing for basic health and welfare needs

	Perquisites	Expense Reimbursement	Encourages executives to build community and business relationships, and helps attract and retain executives	Country club expense reimbursement provided to a limited number of executives

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Analysis of 2014 Performance

We believe our operating strategy will generate long-term shareholder value, and during 2014 we continued to make great strides in the successful execution of our prime business strategy. The following discussion highlights our 2014 accomplishments and the ways in which we are achieving our long-term strategic objectives.

Operating a Prime Portfolio

During 2014, we completed approximately $2.3 billion of capital transactions and made the following progress with regard to increasing our ownership and operation of prime properties and improving the overall quality of the portfolio to contribute to long-term value creation and earnings growth as well as reducing the Company’s risk profile:

•	Sold our entire investment in Sonae Sierra Brazil BV SARL for gross proceeds of $344 million, generating an internal rate of return in excess of 10% over eight years;
•	Acquired the remaining 95% interest in eight prime power centers from existing joint ventures with The Blackstone Group L.P. (Blackstone) in addition to five prime assets for a total of $689 million and disposed of 72 non-prime assets and 16 land parcels for $797 million;
•	Acquired a 5% interest in 70 shopping centers through a newly formed joint venture with Blackstone for $376 million; and
•	Exited all markets outside of North America and exited four joint ventures, simplifying the Company’s funds management platform.

Maintaining a Prime Operating Platform

In 2014, we also achieved the following operational accomplishments and platform improvements:

•	Leased over 10 million square feet of gross leasable area for the sixth consecutive year;
•	Signed over 1,400 leases;
•	Increased our U.S. portfolio leased rate to 95.7%, up 70 basis points from 95.0% at year-end 2013 and the highest level since 2008;
•	Achieved blended leasing spreads greater than 10% at DDR’s share;
•	Increased the U.S. annualized base rent per occupied square foot to $13.91 from $13.35 at year-end 2013, an increase of 4.2%;
•	Reduced tenant accounts receivable balances by over 17% since year-end 2013;
•	Dedicated significant resources to professional training and development to maintain our position as an industry-leader related to human capital management and to develop and retain top talent at all levels of the organization; and
•	Enhanced the execution of the Company’s ERM program.

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Maintaining a Prime Balance Sheet

In 2014, we completed approximately $926 million of financing activities to further strengthen our balance sheet, improve our credit metrics and reduce financial risk. Our accomplishments included the following:

•	Financed the acquisition of prime shopping centers with over half of the capital coming from the proceeds from the disposition of non-prime assets and other investments and new common equity;
•	Maintained our pro rata debt-to-EBITDA ratio of 7.5x;
•	Maintained a balanced debt maturity profile;
•	Closed on a $75.0 million, seven-year non-recourse mortgage loan secured by a shopping center in Puerto Rico with an interest rate of 3.59%;
•	Increased both the amount of unencumbered net operating income and the unencumbered debt yield by 10% since year-end 2013;
•	Preserved significant liquidity with nearly full borrowing capacity available under the Company’s $750 million unsecured credit facility;
•	Redeemed the remaining $55 million, 7.375% Class H preferred stock;
•	Maintained debt covenant metrics well above minimum requirements; and
•	Paid an annual cash dividend of $0.62 per common share, an increase of 14.8% from 2013.

2014 Compensation Earned

Base Salary Levels

We pay salaries to our named executive officers to provide them with a base level of income for services rendered. During 2014, each of the named executive officers was a party to an employment agreement with us that provided for a minimum base salary amount, which may be adjusted higher from time to time during the term of the contract upon approval of the Committee. These minimum base salaries were originally established based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. The base salaries for 2014 for the named executive officers were determined in accordance with these contractual obligations. The base salaries for Messrs. Hurwitz, Oakes and Freddo in 2014 remained unchanged from 2013. Ms. Vesy was awarded a base salary increase in recognition of her achievement of her individual objectives.

The following table summarizes our named executive officers’ annual base salary rates for 2013 and 2014, and the year-over-year percentage change in their base salary rates:

Named Executive Officer	2013 Base Salary ($)	2014 Base Salary ($)	Change (%)
Daniel B. Hurwitz	750,000	750,000	0.0
David J. Oakes	525,000	525,000	0.0
Paul W. Freddo	440,000	440,000	0.0
Christa A. Vesy	280,000	290,080	3.6

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Annual Incentive Compensation Metric Achievement for 2014

The following table summarizes the achievement levels for each of the annual performance-based incentive compensation metrics and the overall performance level based on the weighted metrics for each of the named executive officers.

Named Executive Officer	Same Store EBITDA Growth(1)	Relative TSR(2)	Individual Objectives(3)	Overall Performance
Daniel B. Hurwitz	Target	Target	Target	Target
David J. Oakes	Target	Target	Maximum	Between Target and Target+
Paul W. Freddo	Target	Target	Maximum	Between Target and Target+
Christa A. Vesy	Target	Target	Maximum	Between Target and Target+

(1)	In 2014, the Company achieved year-over-year growth of 2.1% in Same Store EBITDA.

(2)	The Committee determined that for purposes of this metric, the performance achieved by the Company was at the “target” level for 2014. In making its determination, the Committee recognized that the Company ranked seventh out of the 13 TSR peer group companies (including the Company) based on an average daily ranking measured as of September 11, 2014, the date that the Company announced that the employment agreement with Mr. Hurwitz would not be renewed upon its expiration.

(3)	The achievement of the individual objectives were based on the Board’s qualitative assessment of each named executive officer’s achievement of his or her individual objectives established for 2014.

Calculation of Annual Performance-Based Incentive Compensation

Based on the overall performance of the Company and the named executive officers as set forth above, payment of annual performance-based incentive compensation was delivered to the named executive officers in the form of cash and equity awards. For Messrs. Oakes and Freddo, fifty percent of their annual performance-based incentive compensation was paid in cash (see “Cash Performance-Based Incentive Compensation” below) and fifty percent was paid in the form of equity awards (see “Equity Performance-Based Incentive Compensation” below). For Ms. Vesy, payment of annual performance-based incentive compensation was allocated between cash and equity awards based on the percentage incentive opportunities set forth in the tables in the following sections. For Mr. Hurwitz, one hundred percent of his annual performance-based incentive compensation was paid in cash as Mr. Hurwitz was no longer an employee of the Company on the date such compensation was paid in accordance with the Company’s equity plan.

Cash Performance-Based Incentive Compensation

Below is a summary of the annual cash performance-based incentive compensation opportunities that were available to each named executive officer for 2014, which opportunities were established pursuant to each named executive officer’s employment agreement in effect for 2014. This table also sets forth the actual cash incentive amounts earned for 2014.

	Annual Cash Performance-Based Incentive Opportunity (% of Base Salary)			Annual Cash Performance-Based Incentive Opportunity ($)			Cash Value ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual
Daniel B. Hurwitz	100	150	200	750,000	1,125,000	1,500,000	1,125,000
David J. Oakes	100	150	200	525,000	787,500	1,050,000	879,375
Paul W. Freddo	50	100	150	220,000	440,000	660,000	517,000
Christa A. Vesy	20	40	80	58,016	116,032	232,064	159,544

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Equity Performance-Based Incentive Compensation

Below is a summary of the annual equity performance-based incentive compensation opportunities that were available to each named executive officer for 2014, which opportunities were established pursuant to each named executive officer’s employment agreement in effect for 2014. The table below also summarizes the actual equity incentive compensation granted to each of the named executive officers:

	Annual Equity Performance-Based Award Incentive Opportunity (%)(1)			Annual Equity Performance-Based Award Incentive Opportunity ($)			Equity Award Value ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual
Daniel B. Hurwitz	100	150	200	750,000	1,125,000	1,500,000	1,125,000
David J. Oakes	100	150	200	525,000	787,500	1,050,000	879,409
Paul W. Freddo	50	100	150	220,000	440,000	660,000	517,051
Christa A. Vesy	12.5	25	50	43,512	101,528	261,072	154,589

(1)	This percentage is multiplied by the base salary for Messrs. Hurwitz, Oakes and Freddo and multiplied by the base salary and annual cash performance-based incentive compensation for Ms. Vesy.

Except for Mr. Hurwitz, consistent with past practice, 75% of the value of this annual equity incentive compensation was awarded in the form of restricted shares and 25% of the value was awarded in the form of stock options. The number of restricted shares representing 75% of the equity incentive compensation was calculated based on the value of our common shares as of the grant date. The first 20% of the restricted shares immediately vest at grant and the remainder of the restricted shares vests in equal annual installments over the next four years. The number of stock options representing the remaining 25% of the value of this annual equity incentive compensation was calculated based upon the value of an option utilizing the Black-Scholes valuation model. The stock options are granted with an exercise price equal to the closing price of our common shares on the date of grant and vest in three equal annual installments beginning one year after the grant date. For Mr. Hurwitz, the value of his equity award was paid in cash as he was no longer an employee of the Company as of the date such award was granted in accordance with the Company’s equity plan.

The following table sets forth the actual number of restricted shares and stock options granted to each of Messrs. Oakes and Freddo and Ms. Vesy in February 2015:

Form of Award	Exercise Price ($)	Oakes	Freddo	Vesy
Stock Options	19.26	90,321	53,100	15,876
Restricted Shares	n/a	34,245	20,135	6,020

We believe that time-based vesting restricted shares provide significant retention incentives for our executive officers as they directly align the compensation interests of our executive officers with the investment interests of our shareholders. The holder of restricted shares has the right to receive dividends and to vote with respect to all restricted shares immediately upon their grant. We also believe that time-based vesting stock options are a valuable motivating tool and provide a long-term incentive to the executive officers because these officers will realize gain on their stock options only if our shareholders also recognize gain on their holdings of our shares. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends. We have never repriced any stock options or issued options with “reload” provisions.

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2013 Value Sharing Equity Program

On December 31, 2012, the Company adopted the 2013 VSEP and granted share-based awards to certain officers of the Company on January 1, 2013, which awards represent the opportunity to earn restricted stock payouts. The 2013 VSEP will operate from January 1, 2013 until December 31, 2015 (unless terminated early pursuant to a change in control). The 2013 VSEP and the restricted shares which may be earned under this program are subject to the terms of our 2012 Equity and Incentive Compensation Plan. If earned, the 2013 VSEP awards may result in the granting of common shares of the Company to participants on measurement dates over the three-year term, subject to an additional service-based vesting schedule. As a result, in general, the total compensation available to participants under the 2013 VSEP, if any, will be fully earned and vested only after seven years (the three-year performance period and the final four-year service-based vesting period).

The 2013 VSEP is designed to allow DDR to reward participants for superior financial performance and allow them to share in “Value Created” (as defined below), based upon (1) increases in DDR’s adjusted market capitalization over pre-established periods of time, and (2) increases in relative total shareholder return of DDR as compared to the performance of the FTSE NAREIT Equity REITs Total Return Index for the FTSE International Limited NAREIT U.S. Real Estate Index Series (NAREIT Index). Under the 2013 VSEP, participants may earn two types of performance-based awards – an “absolute performance award” and a “relative performance award” – that, if earned, are settled with DDR common shares and are subject to additional service-based vesting requirements for a period of four years.

Absolute Performance Awards. Under the absolute performance awards, on five specified measurement dates (occurring on December 31, 2013 and every six months thereafter through December 31, 2015), DDR will measure the Value Created during the period between the start of the 2013 VSEP and the applicable measurement date. Value Created is measured for each period for the absolute performance awards as the increase in DDR’s market capitalization (in other words, the product of DDR’s five-day trailing average share price as of each measurement date (price-only appreciation, not total shareholder return) and the number of shares outstanding as of the measurement date), as adjusted for equity issuances and/or equity repurchases, between the start of the 2013 VSEP and the applicable measurement date. The share price used for purposes of determining Value Created for the absolute performance awards is capped based on an 8.0% compound annual growth rate for DDR shares from the start of the 2013 VSEP through the end of 2015 (Maximum Ending Share Price), which cap applies to each measurement period. The following chart shows the measurement dates and vesting period for absolute performance awards, if any, during the term of the 2013 VSEP:

(1)	Payouts, if earned, vest in 20% increments on the issuance date and each of the four anniversaries following the issuance date.

Each participant has been assigned a “percentage share” of the Value Created for the absolute performance awards, but the total share of Value Created for all participants for the absolute performance awards is capped at $18.0 million (the aggregate percentage share for all participants for the absolute performance awards is 1.4133%). As a result, each participant’s total share of Value Created for the absolute performance awards is

30    DDR Corp.  ï  2015 Proxy Statement

capped at an individual maximum limit. Assuming an award is earned, after the first measurement date, each participant will earn DDR common shares with an aggregate value equal to two-sixths of the participant’s percentage share of the Value Created for this award. After each of the next three measurement dates, each participant will earn DDR common shares with an aggregate value equal to three-sixths, then four-sixths, and then five-sixths, respectively, of the participant’s percentage share of the Value Created for this award. After the final measurement date (or, if earlier, upon a change in control, as defined in the 2013 VSEP), each participant will earn DDR common shares with an aggregate value equal to the participant’s full percentage share of the Value Created. In addition, for each measurement date, the number of DDR common shares earned by a participant will be reduced by the number of DDR common shares previously earned by the participant for prior measurement periods. The percentage shares of the Value Created for the named executive officers for the absolute performance awards are as follows:

Named Executive Officer	Value Sharing Opportunity for Absolute Performance Awards (%)	Maximum Award ($)
Daniel B. Hurwitz(1)	0.2359	3,000,000
David J. Oakes	0.1180	1,500,000
Paul W. Freddo	0.0885	1,125,000
Christa A. Vesy	0.0442	562,500

(1)	Due to Mr. Hurwitz’s separation from the Company, he is entitled to his prorated share of awards, if any, through February 14, 2015.

Based upon the Company’s five-day trailing average stock price as of the second and third measurement dates for the absolute performance awards on June 30, 2014 and December 31, 2014, aggregate payouts were earned as follows:

Named Executive Officer	Earned Restricted Shares
Daniel B. Hurwitz	81,700
David J. Oakes	40,850
Paul W. Freddo	30,640
Christa A. Vesy	15,320

Relative Performance Awards. Under the relative performance awards, on December 31, 2015 (or upon a change in control, if earlier), DDR will compare its dividend-adjusted share price performance during the period between the start of the 2013 VSEP and December 31, 2015, to the performance of a comparable hypothetical investment in the NAREIT Index (in each case as adjusted for equity issuances and/or equity repurchases during the same period). No relative performance awards will be earned by participants unless and until the absolute performance awards have already been earned by DDR achieving its Maximum Ending Share Price, and thus achieving maximum performance for the absolute performance awards.

If DDR’s relative performance exceeds the performance of the NAREIT Index, then the relative performance awards may be earned provided certain conditions are met. First, DDR’s five-day trailing average share price as of December 31, 2015, must be equal to or exceed the Maximum Ending Share Price. Second, the participant must be employed with DDR on the measurement date for the relative performance awards. If, after satisfaction of those conditions, DDR’s relative performance exceeds the NAREIT Index performance (subject to a not-less-than-minimum level of NAREIT Index performance), then each participant will earn DDR common shares based on the participant’s full “percentage share” of the Value Created for the relative performance awards, which percentage share has been assigned by DDR. The total share of Value Created for all participants for the relative performance awards is capped at $36.0 million (the aggregate percentage share for all participants for the relative performance awards is 1.9337%), and, as a result, each participant’s total share of Value Created for the

DDR Corp.   ï  2015 Proxy Statement    31

relative performance awards is capped at an individual maximum limit. The percentage shares of the Value Created for the named executive officers for the relative performance awards are as follows:

Named Executive Officer	Value Sharing Opportunity for Relative Performance Awards (%)	Maximum Award ($)
Daniel B. Hurwitz(1)	0.3228	6,000,000
David J. Oakes	0.1614	3,000,000
Paul W. Freddo	0.1210	2,250,000
Christa A. Vesy	0.0605	1,125,000

(1)	Due to Mr. Hurwitz’s separation from the Company, he is not eligible to receive a relative performance award.

Unless otherwise determined by the Committee, the DDR shares earned under the absolute performance awards and relative performance awards will generally be subject to additional service-based restrictions that are expected to vest in 20% annual increments beginning on the date of issuance and on each of the first four anniversaries of the date of issuance. The following chart shows the measurement date and vesting period for the relative performance awards, if any, during the term of the 2013 VSEP:

Other Benefits and Information

Perquisites and Fringe Benefits. Pursuant to their employment agreements, the named executive officers received certain additional benefits during 2014. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

Under their employment agreements for 2014, Messrs. Hurwitz, Oakes and Freddo were entitled to the payment by us of their annual regular membership fees, assessments, and dues for a local country club, if they elected to join such a club. In addition, the employment agreements for each of our named executive officers provide for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits.

Retirement Benefits. We have established a tax qualified 401(k) plan for our employees pursuant to which we, during 2014, made semi-monthly matching contributions equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed the sum of 3% of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, executive officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any executive who defers to the Elective Deferred Compensation Plan equal to the difference between (1) 3% of the sum of the executive’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution

32    DDR Corp.  ï  2015 Proxy Statement

provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Hurwitz, Oakes and Freddo elected to defer a portion of their 2014 total annual cash compensation pursuant to the Elective Deferred Compensation Plan and Mr. Hurwitz also received a distribution from this plan during 2014. For information on the value of annual cash compensation deferred by the named executive officers in 2014, please refer to the 2014 Summary Compensation Table and the 2014 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan. Pursuant to the Equity Deferred Compensation Plan, our executive officers, including the named executive officers, have the right to defer the receipt of restricted shares earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. In 2014, Mr. Hurwitz received a distribution of restricted shares previously deferred into the Equity Deferred Compensation Plan and Mr. Oakes deferred receipt of restricted shares into the Equity Deferred Compensation Plan.

Employment Agreements. During 2014, the Company was a party to employment agreements with each of the named executive officers. More information concerning the terms of the employment agreements and the amounts payable pursuant to the employment agreements is provided under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement. However, with respect to Mr. Hurwitz, the Company and Mr. Hurwitz entered into the Separation Agreement which provided that Mr. Hurwitz would resign as Chief Executive Officer and as a Director as of December 31, 2014 and would terminate his employment with the Company as of February 14, 2015.

Stock Ownership Guidelines

Under the stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year, which for the Chief Executive Officer shall be five times his annual base salary and for all other such officers shall be three times his/her annual base salary. Our Board established these particular levels of stock ownership for our named executive officers because we want to have the interests of our named executive officers aligned with the investment interests of our shareholders.

Such minimum share ownership requirement must be satisfied initially (1) by no later than the fifth anniversary of the first March 15th following the latest to occur of (A) the date such officer becomes a named executive officer, (B) the date such officer receives his or her first grant of common shares or common share equivalents, and (C) March 15, 2014 (we refer to the latest of these three dates as the Commencement Date), and then (2) on each anniversary of March 15th thereafter. To that end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each named executive officer is required to own 20% of the requisite value of common shares and common share equivalents on the first March 15th following the Commencement Date, and an additional 20% on the anniversary of such date until the fifth anniversary when such requirement must be satisfied. Unvested restricted shares and shares deferred into our Equity Deferred Compensation Plan will count as common share equivalents toward satisfying the stock ownership guidelines. All of our named executive officers satisfied the stock ownership guidelines as of March 15, 2015 (excluding Mr. Hurwitz who was no longer employed by the Company on such date).

DDR Corp.   ï  2015 Proxy Statement    33

Hedging and Pledging Policy

Our Board adopted a policy prohibiting our Directors and executive officers from (1) engaging in certain hedging transactions involving the Company’s stock, and (2) pledging Company stock as collateral for a loan because the Board determined that such a policy is in the best interests of the Company and our shareholders. Currently, all named executive officers, Directors and Mr. Otto are in compliance with the Company’s policy.

Tax and Accounting Implications

We have made an election to qualify as a REIT under the Internal Revenue Code, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, of a public company provided under Section 162(m) of the Internal Revenue Code was generally not material to the design and structure of our named executive officer compensation program for 2014.

Compensation-Related Risk Analysis

The senior management team, specifically through management’s internal compensation committee, regularly reviews the risks related to our compensation policies and practices across the Company. This committee, chaired by Mr. Hurwitz during 2014, is regularly provided with information that allows us to review and discuss our policies and practices as they relate to Company-wide compensation programs and the identification of any risks that are likely to have a material adverse impact on the Company. The management compensation committee also reviews the specific performance measures relating to any of the Company’s annual performance-based incentive metrics and our long-term incentive programs to assess any potential risks. In the process of conducting this internal review, the management compensation committee also considers best practice information from our peer companies, as provided by our compensation and benefits department or, if necessary, by Gressle & McGinley.

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting these reviews, including most recently in early 2015, both the Committee and management compensation committee have determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.

34    DDR Corp.  ï  2015 Proxy Statement

6. Executive Compensation Tables and Related Disclosure

2014 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
Daniel B. Hurwitz	2014	750,000	—	904,248	301,410	1,125,000	4,277,994	7,359,652
Former Chief Executive Officer	2013	750,000	—	1,527,703	—	1,205,625	28,365	3,511,693
	2012	750,000	—	—	—	2,713,750	27,085	3,490,835
David J. Oakes	2014	525,000	—	633,007	210,991	879,375	44,165	2,292,538
Chief Executive Officer and President (and former Chief Financial Officer)	2013	525,000	—	1,765,854	333,989	843,937	34,568	3,503,348
	2012	475,000	—	757,657	252,550	593,750	33,136	2,112,093
Paul W. Freddo	2014	440,000	—	365,503	121,828	517,000	32,282	1,476,613
Senior Executive Vice President of Leasing and Development	2013	440,000	—	1,031,928	153,012	487,300	29,903	2,142,143
	2012	406,667	—	460,360	153,458	408,000	28,769	1,457,254
Christa A. Vesy	2014	288,400	—	155,303	51,749	159,444	10,453	665,349
Executive Vice President and Chief Accounting Officer	2013	275,834	—	382,042	31,849	195,160	10,507	895,392
	2012	250,003	—	68,676	22,892	129,521	10,304	481,396

(1)	The amounts reported in columns (c) and (g) for 2014 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (a nonqualified plan) by Messrs. Hurwitz, Oakes and Freddo and Ms. Vesy for the year ended December 31, 2014 as follows: Mr. Hurwitz, $123,000; Mr. Oakes, $57,500; Mr. Freddo, $59,000; and Ms. Vesy, $17,500. Under our elective deferred compensation plan, deferred amounts are payable to the named executive officer at a date and in a form specified by the named executive officer at the time of his or her deferral election in accordance with the provisions of the plan.

(2)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2014 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015. The amounts reported in this column for 2014 include the grant date fair value of their respective annual performance-based equity incentive award granted in 2014 for the 2013 service period. Annual performance-based stock incentive compensation awards related to performance in service year 2014 are granted in 2015 and not included in this column but are further described in “Compensation Discussion and Analysis” under the captions “Equity Performance-Based Incentive Compensation” and “Total Direct Compensation for 2014.” For information about the awards earned for 2014, see “Compensation Discussion and Analysis — 2014 Compensation Earned.”

(3)	The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of option awards granted during the reported years. Assumptions used in the calculation of these amounts for 2014 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015. The amounts reported in this column include the grant date fair value of their respective annual performance-based option incentive awards granted in 2014 for the 2013 service period. Annual performance-based option incentive compensation awards related to performance in service year 2014 are granted in 2015 and not included in this column but are further described in “Compensation Discussion and Analysis” under the captions “Equity Performance-Based Incentive Compensation” and “Total Direct Compensation for 2014.” For information about the awards earned for 2014, see “Compensation Discussion and Analysis — 2014 Compensation Earned.”

(4)	The amounts reported in column (g) for 2014 reflect cash amounts earned by such executives as annual cash performance-based incentive compensation for 2014. For more information about the awards reported in this column for 2014, see “Compensation Discussion and Analysis — 2014 Compensation Earned” above.

DDR Corp.   ï  2015 Proxy Statement    35

(5)	The amounts shown in column (h) for the named executive officers for 2014 include:

•

for Mr. Hurwitz, matching contributions to the deferred compensation plan and 401(k) plan of $58,669, disability insurance premiums, country club expenses, the value of his 2014 performance-based equity award of $1,125,000 which was required to be satisfied in cash due to his separation and contractual termination payments triggered as the result of Mr. Hurwitz’s employment separation on February 14, 2015 of $3,073,500 (but excluding unvested equity awards). For more information about the separation payments, unvested equity awards and benefits provided to Mr. Hurwitz under his employment agreement and Separation Agreement, see “Executive Compensation Tables and Related Disclosure — Employment Agreements — Prior Employment Agreement with Mr. Hurwitz” and “— Separation Agreement” below;

•	for Mr. Oakes, matching contributions to the deferred compensation plan and 401(k) plan of $28,750, disability insurance premiums and country club expenses;

•	for Mr. Freddo, matching contributions to the deferred compensation plan and 401(k) plan of $27,819, and disability insurance premiums; and

•	for Ms. Vesy, matching contributions to the 401(k) plan and disability insurance premiums.

None of the amounts reported for the named executive officers for 2014 in column (h), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

2014 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)

		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Daniel B. Hurwitz	—	—	1,125,000	1,500,000	—	—	—	—	—	—	—
	2/22/2014	—	—	—	—	—	—	54,440	—	—	904,248
	2/22/2014	—	—	—	—	—	—	—	120,165	$16.61	301,410
David J. Oakes	—	—	787,500	1,050,000	—	—	—	—	—	—	—
	2/22/2014	—	—	—	—	—	—	38,110	—	—	633,007
	2/22/2014	—	—	—	—	—	—	—	84,117	$16.61	210,991
Paul W. Freddo	—	—	440,000	660,000	—	—	—	—	—	—	—
	2/22/2014	—	—	—	—	—	—	22,005	—	—	365,503
	2/22/2014	—	—	—	—	—	—	—	48,570	$16.61	121,828
Christa A. Vesy	—	—	116,032	232,064	—	—	—	—	—	—	—
	2/22/2014	—	—	—	—	—	—	9,350	—	—	155,303
	2/22/2014	—	—	—	—	—	—	—	20,631	$16.61	51,749

(1)	Amounts for the named executive officers reflect the annual cash performance-based incentive compensation opportunities established for 2014 under their employment agreements at the “Target” and “Maximum” levels. The “Threshold” column shows dashes because the ultimate value of the annual cash performance-based incentive payouts could be reduced to zero. The amounts actually earned by the named executive officers for 2014 are included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2014 Summary Compensation Table above. See “Compensation Discussion and Analysis — 2014 Compensation Earned” and “— Cash Performance-Based Incentive Compensation” above for additional information about the annual cash performance-based incentive compensation awards.

(2)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of restricted shares issued in February 2014 related to the 2013 performance period. For information about the awards earned for 2014, see “Compensation Discussion and Analysis — 2014 Compensation Earned” above.

(3)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of stock options issued in February 2014 related to the 2013 performance period. For information about the awards earned for 2014, see “Compensation Discussion and Analysis — 2014 Compensation Earned” above.

(4)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.

36    DDR Corp.  ï  2015 Proxy Statement

Outstanding Equity Awards at 2014 Fiscal Year-End Table(1)

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel B. Hurwitz(5)	2/24/2005	48,789	—	—	41.37	2/24/2015	—	—	—	—
	2/23/2006	26,669	—	—	50.81	5/15/2015	—	—	—	—
	2/23/2007	22,809	—	—	66.75	5/15/2015	—	—	—	—
	2/21/2008	88,785	—	—	37.69	5/15/2015	—	—	—	—
	2/22/2014	—	120,165	—	16.61	5/22/2017	—	—	—	—
	—	—	—	—	—	—	355,098	6,519,599	—	—
	—	—	—	—	—	—	—	—	(5)	(5)
David J. Oakes(6)	4/16/2007	100,000	—	—	64.60	4/16/2017	—	—	—	—
	2/21/2008	45,438	—	—	37.69	2/21/2018	—	—	—	—
	1/12/2009	241,290	—	—	6.02	1/12/2019	—	—	—	—
	2/22/2010	42,600	—	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	45,132	—	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	32,964	16,482	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	21,330	42,660	—	16.92	2/22/2023	—	—	—	—
	2/22/2014	—	84,117	—	16.61	2/22/2024	—	—	—	—
	—	—	—	—	—	—	186,766	3,429,024	—	—
	—	—	—	—	—	—	—	—	(7)	(7)
Paul W. Freddo	10/1/2008	25,000	—	—	30.80	10/1/2018	—	—	—	—
	2/22/2010	14,529	—	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	20,718	—	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	20,030	10,015	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	9,772	19,544	—	16.92	2/22/2023	—	—	—	—
	2/22/2014	—	48,570	—	16.61	2/22/2024	—	—	—	—
	—	—	—	—	—	—	131,919	2,422,033	—	—
	—	—	—	—	—	—	—	—	(7)	(7)
Christa A. Vesy	1/3/2007	15,000	—	—	63.25	1/3/2017	—	—	—	—
	2/21/2008	3,336	—	—	37.69	2/21/2018	—	—	—	—
	2/22/2010	4,941	—	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	3,045	—	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	2,988	1,494	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	2,034	4,068	—	16.92	2/22/2023	—	—	—	—
	2/22/2014	—	20,631	—	16.61	2/22/2024	—	—	—	—
	—	—	—	—	—	—	42,830	786,359	—	—
	—	—	—	—	—	—	—	—	(7)	(7)

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2014 Fiscal Year-End Table is provided as of December 31, 2014.

(2)	Unexercisable stock options vest in three equal annual installments beginning one year after the grant date.

(3)	The figures in this column with respect to the following named executive officers reflect restricted shares that will vest as follows:

Mr. Oakes (#)	Mr. Freddo (#)	Ms. Vesy (#)	Vesting Dates
7,238	7,238	2,227	January 31, 2015
11,020	5,059	744	February 22, 2015
7,570	7,570	2,329	July 31, 2015
9,518	9,518	2,928	January 31, 2015 and 2016
21,866	13,286	1,982	February 22, 2015 and 2016
15,704	15,704	4,832	July 31, 2015 and 2016
15,150	15,150	4,662	December 31, 2015 and 2016
35,532	16,278	3,390	February 22, 2015, 2016 and 2017
30,488	17,604	7,480	February 22, 2015, 2016, 2017 and 2018
16,352	12,264	6,132	June 30, 2015, 2016, 2017 and 2018
16,328	12,248	6,124	December 31, 2015, 2016, 2017 and 2018
186,766	131,919	42,830	Total

DDR Corp.   ï  2015 Proxy Statement    37

(4)	These amounts were calculated based upon the closing price of our common shares on December 31, 2014 of $18.36.

(5)	Mr. Hurwitz’s restricted stock as of December 31, 2014 vests as follows: 53,523 on January 31, 2015; 10,888 on February 22, 2015; 8,176 on June 30, 2015; 68,804 on July 31, 2015; 41,962 on December 31, 2015; 21,232 on January 31, 2016; 10,888 on February 22, 2016; 8,176 on June 30, 2016; 35,031 on July 31, 2016; 41,962 on December 31, 2016; 10,888 on February 22, 2017; 8,176 on June 30, 2017; 8,164 on December 31, 2017; 10,888 on February 22, 2018; 8,176 on June 30, 2018; and 8,164 on December 31, 2018. In accordance with the terms of the Company’s equity award plan and his Separation Agreement, 31,014 restricted shares were utilized for the payment of withholding taxes in February 2015.

(6)	In 2015, in accordance with a domestic relations order, Mr. Oakes transferred 141,103 unvested stock awards and option awards as follows: 120,645 option awards granted January 12, 2009 at $6.02; 21,300 option awards granted February 22, 2010 at $10.11; 22,566 option awards granted February 22, 2011 at $13.83; 24,723 option awards granted February 22, 2012 at $13.86; 31,995 option awards granted February 22, 2013 at $16.92; and 42,058 option awards granted February 22, 2014 at $16.61.

(7)	At December 31, 2014, each named executive officer, except for Mr. Hurwitz, continued to have an outstanding, but unearned, 2013 VSEP award. Because the remaining value of these awards is based on future market conditions, we are unable to specify either a number of shares or a market value for these awards as of December 31, 2014.

2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Daniel B. Hurwitz	—	—	254,351	4,325,477
David J. Oakes	—	—	116,344	1,970,181
Paul W. Freddo	—	—	75,832	1,294,449
Christa A. Vesy	—	—	24,766	423,728

(1)	Amounts reflect the number of shares acquired on vesting valued at the closing price of our common shares on the date of vesting.

2014 Nonqualified Deferred Compensation Table(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last FYE ($)(6)
Elective Deferred Compensation Plan:
Daniel B. Hurwitz	100,000	50,869	27,645	(279,961)	499,164
David J. Oakes	40,000	21,313	2,495	—	331,265
Paul W. Freddo	36,000	20,019	23,501	—	366,701
Christa A. Vesy	—	—	—	—	—
Equity Deferred Compensation Plan:
Daniel B. Hurwitz	—	—	144,176	(1,006,773)	479,435
David J. Oakes	770,605	—	922,959	—	5,994,797
Paul W. Freddo	—	—	—	—	—
Christa A. Vesy	—	—	—	—	—

(1)	Our nonqualified deferred compensation plans, which consist of the Elective Deferred Compensation Plan and the Equity Deferred Compensation Plan, are described more fully in “Compensation Discussion and Analysis” under the caption “Other Benefits and Information” above.

(2)	The amounts reported for our named executive officers in this column for the Elective Deferred Compensation Plan are reported under the “Salary” column of the 2014 Summary Compensation Table above. Amounts reported for the Equity Deferred Compensation Plan are derived from equity awards for which grant date fair values were previously disclosed in our Summary Compensation Tables included in prior years’ proxy statements.

(3)	The amounts reported for our named executive officers in this column are fully reported for each named executive officer in column (h), the “All Other Compensation” column, of the 2014 Summary Compensation Table above.

(4)	None of the amounts reported for our named executive officers in this column are reported in the 2014 Summary Compensation Table.

(5)	In accordance with his individual deferral election, Mr. Hurwitz elected to have certain prior deferrals to the Elective Deferred Compensation Plan and the Equity Deferred Compensation Plan distributed to him during 2014.

(6)	The amounts reported for our named executive officers in this column have been previously reported as deferred compensation in Summary Compensation Tables included in this and prior years’ proxy statements.

38    DDR Corp.  ï  2015 Proxy Statement

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans that will require us to provide certain compensation and other benefits to the named executive officers in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 31, 2014, the following tables describe the potential payments upon such termination or change in control for each named executive officer under his/her employment agreement in effect on December 31, 2014. The terms and conditions of the named executive officers’ employment agreements, as described below under “Employment Agreements,” will govern any potential payments for actual terminations or a change in control occurring after December 31, 2014. Dashes included in a table indicate that the named executive officer is not entitled to receive a particular benefit.

Daniel B. Hurwitz

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	3,000,000	0	3,000,000	0	2,500,000
Long-Term Incentives:
Unvested Restricted Shares(2)	0	799,615	0	799,615	799,615	799,615
Unvested VSEP Awards(3)	0	5,719,984	0	5,719,984	5,719,984	5,719,984
Unvested Stock Options(4)	0	210,289	0	210,289	210,289	210,289
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	20,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	3,797,377	0
Outplacement Services	—	—	—	—	—	—
Accrued Vacation(8)	0	0	0	0	0	0
Total:	0	9,749,888	0	9,749,888	10,547,265	9,649,888

(1)	Reported amounts calculated pursuant to the terms of Mr. Hurwitz’s Employment Agreement and consist of one times Mr. Hurwitz’s base salary on December 31, 2014 plus one times an annual bonus at a “target” level for 2014 (except in the case of death, for which the amount consists of a fixed payment amount). Assumes all accrued base salary and bonus has been paid to Mr. Hurwitz.

(2)	Reported amounts consist of Mr. Hurwitz’s 43,552 unvested annual equity award shares valued at our closing stock price on December 31, 2014 of $18.36 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Hurwitz’s 311,546 unvested restricted shares under the VSEP valued at our closing stock price on December 31, 2014 of $18.36 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Hurwitz’s 120,165 stock options with option exercise price of $16.61 and the spread calculated based on December 31, 2014 of $18.36 per share, which stock options either accelerate and vest or continue to vest as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs.

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (a) Mr. Hurwitz’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2014, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

DDR Corp.   ï  2015 Proxy Statement    39

David J. Oakes

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	2,100,000	0	4,200,000	2,100,000	2,100,000
Long-Term Incentives:
Unvested Restricted Shares(2)	0	0	0	1,815,914	1,815,914	1,815,914
Unvested VSEP Awards(3)	0	1,613,110	0	1,613,110	1,613,110	1,613,110
Unvested Stock Options(4)	0	0	0	282,804	282,804	282,804
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	4,088,001	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	0	0	0	0	0	0
Total:	0	3,748,110	0	7,956,828	9,919,829	6,231,828

(1)	Reported amounts calculated pursuant to the terms of Mr. Oakes’ Employment Agreement and consist of one times Mr. Oakes’ base salary on December 31, 2014 plus an annual bonus at the “target” level for 2014 (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Oakes’ base salary on December 31, 2014 plus two times Mr. Oakes’ “target” annual bonus for 2014). Assumes all accrued base salary and bonus has been paid to Mr. Oakes.

(2)	Reported amounts consist of Mr. Oakes’ 98,906 unvested annual equity award shares valued at our closing stock price on December 31, 2014 of $18.36 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Oakes’ 87,860 unvested restricted shares under the VSEP valued at our closing stock price on December 31, 2014 of $18.36 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Oakes’ 143,259 stock options with option exercise prices from $13.86 to $16.92 and the spread calculated based on December 31, 2014 of $18.36 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (a) Mr. Oakes’ age and total payments over the benefit term assuming that the disability occurs on December 31, 2014, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

40    DDR Corp.  ï  2015 Proxy Statement

Paul W. Freddo

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	1,320,000	0	2,640,000	1,320,000	1,320,000
Long-Term Incentives:
Unvested Restricted Shares(2)	0	0	0	958,888	958,888	958,888
Unvested VSEP Awards(3)	0	1,463,145	0	1,463,145	1,463,145	1,463,145
Unvested Stock Options(4)	0	0	0	158,208	158,208	158,208
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	1,332,829	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	0	0	0	0	0	0
Total:	0	2,818,145	0	5,265,241	5,253,070	4,320,241

(1)	Reported amounts calculated pursuant to the terms of Mr. Freddo’s Employment Agreement and consist of one times Mr. Freddo’s base salary on December 31, 2014 plus an annual bonus for 2014 at the “target” level (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Freddo’s base salary on December 31, 2014 plus two times Mr. Freddo’s “target” annual bonus for 2014). Assumes all accrued base salary and bonus has been paid to Mr. Freddo.

(2)	Reported amounts consist of Mr. Freddo’s 52,227 unvested annual equity award shares valued at our closing stock price on December 31, 2014 of $18.36 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Freddo’s 79,692 unvested restricted shares under the VSEP valued at our closing stock price on December 31, 2014 of $18.36 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Freddo’s 78,129 stock options with option exercise prices from $13.86 to $16.92 and the spread calculated based on our closing stock price on December 31, 2014 of $18.36 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (a) Mr. Freddo’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2014, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

DDR Corp.   ï  2015 Proxy Statement    41

Christa A. Vesy

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	406,112	0	812,224	406,112	406,112
Long-Term Incentives:
Unvested Restricted Shares(2)	0	0	0	249,623	249,623	249,623
Unvested VSEP Awards(3)	0	536,736	0	536,736	536,736	536,736
Unvested Stock Options(4)	0	0	0	48,685	48,685	48,685
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	3,330,911	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	0	0	0	0	0	0
Total:	0	977,848	0	1,692,268	4,592,067	1,661,156

(1)	Reported amounts calculated pursuant to the terms of Ms. Vesy’s Employment Agreement and consist of one times Ms. Vesy’s base salary on December 31, 2014 plus an annual bonus for 2014 at the “target” level (except in the case of termination in connection with a change in control, in which case the amount consists of two times Ms. Vesy’s base salary on December 31, 2014 plus two times Ms. Vesy’s “target” annual bonus for 2014). Assumes all accrued base salary and bonus has been paid to Ms. Vesy.

(2)	Reported amounts consist of Ms. Vesy’s 13,596 unvested annual equity award shares valued at our closing stock price on December 31, 2014 of $18.36 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Ms. Vesy’s 29,234 unvested restricted shares under the VSEP valued at our closing stock price on December 31, 2014 of $18.36 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Ms. Vesy’s 26,193 stock options with option exercise prices from $13.86 to $16.92 and the spread calculated based on our closing stock price on December 31, 2014 of $18.36 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (a) Ms. Vesy’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2014, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

42    DDR Corp.  ï  2015 Proxy Statement

Employment Agreements

Prior Employment Agreement with Mr. Hurwitz

During 2014, we were a party to an employment agreement with Mr. Hurwitz. On December 29, 2014, the Company and Mr. Hurwitz entered into a Separation Agreement as described below. Immediately prior to entering into the Separation Agreement, the terms of Mr. Hurwitz’s employment agreement were as summarized below.

•

Term. The initial term of the employment agreement between Mr. Hurwitz and the Company ran from July 29, 2009 through December 31, 2012 (Initial Term). On December 31, 2012, we entered into an amendment to Mr. Hurwitz’s employment agreement (Hurwitz Amendment) to extend the term for three years (Extended Term). As a result, the term of Mr. Hurwitz’s employment agreement would have continued through December 31, 2015, had it not been terminated pursuant to the Separation Agreement, as described below.

•

Base Salary. The employment agreement provided for a minimum base salary, subject to increases approved by the Committee. Mr. Hurwitz had no increase in his base salary of $616,000 for the three year period from 2009 to 2011. For 2012, the Committee recommended, and the Board approved, an increase in Mr. Hurwitz’s annual base salary to $750,000 which remained the same for 2013 and 2014. Pursuant to the Hurwitz Amendment, the minimum annual base salary during the Extended Term was $750,000.

•

Benefits. Mr. Hurwitz was entitled to participate in our broad-based retirement and other benefit plans, including our 401(k) plan and our deferred compensation program, and was also entitled to receive the medical and dental insurance coverage and benefits maintained by us during the term that are generally available to our other employees. We were also required to provide disability insurance coverage (or self-insure such coverage) for Mr. Hurwitz during the term while Mr. Hurwitz was employed by us of at least $25,000 per month through age 65.

•

Annual Performance-Based Incentive Compensation. Under his employment agreement, Mr. Hurwitz was entitled to annual incentive-based compensation awarded in the year following service equal to a percentage of his year-end base salary as determined by the Committee. The annual incentive-based compensation opportunity, as a percentage of year-end base salary, ranged from 200% to 400%. The Committee established the performance factors and criteria relevant for determination of such annual performance-based incentive compensation from time to time as described above. There was no guaranteed annual performance-based incentive compensation under the employment agreement. For service year 2013 and the balance of the Extended Term, the employment agreement provided that Mr. Hurwitz’s annual performance-based incentive compensation would be paid 50% in cash and 50% in the form of restricted shares and stock options. However, for service year 2014, such compensation was paid entirely in cash, as such compensation was paid after Mr. Hurwitz was no longer employed by the Company pursuant to the Separation Agreement.

•

Termination. The employment agreement may be terminated under a variety of circumstances, including Mr. Hurwitz’s death. Our Board had the right to terminate the employment agreement for “cause” if Mr. Hurwitz had engaged in certain specified conduct, if he was disabled for a specified period of time, or at any other time without cause by giving him at least 90 days’ prior written notice. Mr. Hurwitz also had the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•

Benefits Upon Termination Without Cause or For Good Cause. Mr. Hurwitz was entitled under the employment agreement to certain additional payments and benefits in the event of certain termination circumstances. If Mr. Hurwitz was terminated by our Board without cause or he terminated his employment for good reason during the term (and the termination is not in connection with a change in control (as defined in the employment agreement)), he was entitled to receive: (1) accrued but unpaid

DDR Corp.   ï  2015 Proxy Statement    43

base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount, which varies depending on when during the term of the agreement Mr. Hurwitz’s employment is terminated, and which amount, if Mr. Hurwitz was to be terminated under these circumstances during 2014, would equal the sum of his base salary for the remainder of the Extended Term plus two times his “target” annual bonus opportunity for 2014; and (3) continued health and welfare benefits for him and his eligible dependents for one year or, if earlier, until the end of the contract term. Additionally, in the event of such termination, subject to the terms of applicable equity plans, Mr. Hurwitz’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the prior VSEP and the 2013 VSEP) would remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards.

•

Benefits On Termination Upon Death or Disability. If Mr. Hurwitz’s employment was terminated by reason of his death during the term, his estate or beneficiaries were entitled to receive his accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid, and his eligible dependents were entitled to receive continued health and welfare benefits for one year. Additionally, Mr. Hurwitz’s estate or beneficiaries were entitled to receive a lump sum amount equal to $2.5 million either from us or as a life insurance payment. If Mr. Hurwitz was terminated due to disability during the term, he was entitled to receive: (1) his accrued but unpaid based salary and his prior year’s annual cash bonus to the extent not paid; and (2) continued health and welfare benefits for him and his eligible dependents for one year or, if earlier, until the end of the contract term. Certain of these termination payments and benefits described above are subject to execution of a general release of claims against us or our waiver of such release.

•

Change in Control. Under the employment agreement, certain payments and benefits were payable by us to Mr. Hurwitz if a “Triggering Event” occured during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions.”

•

Other Provisions. The employment agreement also contains a confidentiality covenant regarding our proprietary information that ran for the duration of the term plus two years, a non-solicitation covenant that ran for the duration of the term, and other provisions generally designed to ensure compliance with Section 409A of the Internal Revenue Code. Mr. Hurwitz was also subject to a noncompetition covenant for the duration of the term that covered the four largest real estate investment trusts (excluding us) based on market capitalization that focus primarily on neighborhood and community shopping centers (subject to a one percent public equity ownership exception). Pursuant to Mr. Hurwitz’s Separation Agreement, his non-solicitation covenant and noncompetition covenant remain in effect until June 30, 2015.

Separation Agreement

On September 11, 2014, the Board announced that the Company would not renew Mr. Hurwitz’s employment agreement upon its expiration. On December 29, 2014, the Company and Mr. Hurwitz entered into the Separation Agreement pursuant to which Mr. Hurwitz agreed to resign from his positions as Chief Executive Officer and a Director of the Company, effective as of the end of the day on December 31, 2014 and remain a non-officer employee of the Company until February 14, 2015. Pursuant to the Separation Agreement, Mr. Hurwitz generally received only those payments and benefits to which he would have been contractually entitled for his departure “without cause” under the terms of his employment agreement. Mr. Hurwitz’s unvested equity awards of 355,098 restricted shares and 120,165 stock options continue to vest and otherwise be governed by the terms of the Company’s equity award plans covering such awards. Mr. Hurwitz’s benefits under the Separation Agreement were subject to the execution of a general release of claims against the Company.

Employment Agreements with the Other Named Executive Officers

During 2014, we were also a party to employment agreements with Messrs. Oakes and Freddo and Ms. Vesy with terms as described below.

•	Term. The employment agreements for Messrs. Oakes and Freddo had initial terms expiring on December 31, 2012. On December 31, 2012, we entered into amendments to the employment agreements

44    DDR Corp.  ï  2015 Proxy Statement

for Mr. Oakes and for Mr. Freddo to extend the term of their employment agreements for three years. As a result, the current term of the employment agreements for Mr. Oakes and Mr. Freddo continue through December 31, 2015, unless their employment is earlier terminated under the employment agreement. On February 10, 2015, Mr. Oakes and the Company entered into an amendment to his employment agreement in connection with his promotion to Chief Executive Officer. Ms. Vesy’s employment agreement had an initial one-year term commencing March 1, 2012 and expiring on February 28, 2013, which was amended on February 27, 2013 and February 28, 2014 to extend the term to February 28, 2014 and February 28, 2015, respectively. On February 27, 2015, Ms. Vesy’s employment agreement term was extended through December 31, 2015.

•

Base Salary and Benefits. The employment agreements with Messrs. Oakes and Freddo and Ms. Vesy provided for minimum base salaries as disclosed in the “Compensation Discussion and Analysis” section. Effective as of February 10, 2015, Mr. Oakes’ annual base salary was increased to $600,000 in connection with his promotion to Chief Executive Officer. In addition, the employment agreements with Messrs. Oakes and Freddo and Ms. Vesy provided for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits. Messrs. Oakes and Freddo also are entitled to the payment by us of regular membership fees, assessments, and dues for a local country club.

•

Annual Performance-Based Incentive Compensation. Pursuant to their employment agreements, each of Messrs. Oakes and Freddo, and Ms. Vesy was entitled to annual performance-based incentive compensation equal to a percentage of his/her base salary. See “Compensation Discussion and Analysis — 2014 Compensation Program Design” and “— 2014 Compensation Earned” for a discussion of the methods used to calculate the annual performance-based incentive compensation and each named executive officer’s annual performance-based incentive compensation award opportunity.

•	Other Terms. The employment agreements for Messrs. Oakes and Freddo and Ms. Vesy are materially consistent with the terms of our employment agreement with Mr. Hurwitz during 2014, except that:

–	Messrs. Oakes and Freddo and Ms. Vesy are not entitled to any separate disability insurance coverage;

–

Messrs. Oakes and Freddo and Ms. Vesy, upon a termination without cause or for good reason (other than in connection with a change in control, as defined in the employment agreements), are entitled to receive: (1) accrued but unpaid base salary as of the termination date and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual cash bonus at the “target” level for the year in which the termination date occurs; (3) one year of continued health, dental and vision coverage; and (4) payment by us for one year of outplacement services;

–

Messrs. Oakes and Freddo and Ms. Vesy, upon a termination by reason of disability, or their representatives, upon a termination by reason of death, are entitled to receive: (1) accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual cash bonus at the “target” level for the year in which the termination date occurs; and (3) one year of continued health, dental and vision coverage;

–

Messrs. Oakes and Freddo and Ms. Vesy, upon a qualifying termination within two years of a change in control of the Company, are entitled to receive the benefits described under the section entitled “Change in Control Provisions”; and

–	the confidentiality covenant and noncompetition covenant extend for two years and one year following the employment agreement term, respectively.

DDR Corp.   ï  2015 Proxy Statement    45

Change in Control Provisions

The employment agreements for the named executive officers include provisions regarding the payments and benefits to which he/she is entitled in certain circumstances in the event of a change in control. In general, the Committee believes that the maintenance of change in control provisions in these agreements is appropriate because such agreements helped insure a continuity of management during a potential change in control and help insure that management remains focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control compensation would be appropriate because the executive officer may forgo other opportunities at the time of the change in control. Payments are only triggered if both a change in control occurs and the executive officer is terminated or effectively terminated, or if actions are taken that materially and adversely impact the executive officer’s position with us or his or her compensation. This is referred to as a “double–trigger” change in control provision. For information concerning the amounts payable upon a change in control, see the following discussion and the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above.

Under the employment agreements for the named executive officers, benefits are payable by us if a “Triggering Event” occurs within two years after a “Change in Control” (each as defined in the employment agreements). Payments for all named executive officers are only triggered if both (1) a change in control occurs, and (2) the officer is terminated or effectively terminated, or actions are taken that materially and adversely impacted the officer’s position with us or his or her compensation. A “Triggering Event” has occurred if within two years after a change in control:

•

we terminate the employment of the named executive officer, other than in the case of a termination for “Cause” (as defined in the applicable employment agreement), a termination following disability, or a termination based on death;

•

we reduce the named executive officer’s title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the change in control, and the officer then terminates his or her employment with us;

•

we assign the named executive officer duties that were inconsistent with the duties assigned to the named executive officer on the date on which the change in control occurred and which duties we persisted in assigning to the named executive officer despite the prior written objection of that officer, and the officer then terminated his or her employment with us;

•

we (1) reduce the named executive officer’s base salary, his or her annual performance-based cash bonus percentages of salary, certain of his or her health and welfare benefits (including any such benefits provided to the named executive officer’s family), his or her pension, retirement or profit-sharing benefits or any benefits provided by our equity-based award plans or any substitute therefore, (2) exclude him or her from any plan, program or arrangement in which our other executive officers are included, (3) establish criteria and factors to be achieved for the payment of annual performance bonus compensation that are substantially different than the criteria and factors established for our other similar executive officers, or (4) fail to pay the named executive officer any annual performance bonus compensation to which the named executive officer is entitled through the achievement of the criteria and factors established for the payment of such bonus, and the officer then terminates his or her employment with us; or

•

we require the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio, and the officer then terminates his or her employment with us.

46    DDR Corp.  ï  2015 Proxy Statement

A “Change in Control” occurs if:

•	there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company;

•

any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or

•

during any two-year period, we experience a turnover of a majority of the directors on our Board (subject to certain exceptions for replacement directors approved by at least two-thirds of the directors serving at the beginning of such period, but specifically excluding certain replacement directors elected in connection with an election or proxy contest).

Upon the occurrence of a Triggering Event, we would have been required to pay Mr. Hurwitz (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount, which amount would have varied depending on when during the term of the agreement Mr. Hurwitz’s employment was terminated, and which amount, if the termination occurred during 2014, would equal the sum of his base salary for the period after the termination date through the end of the term plus two times his “target” annual bonus opportunity for 2014; and (3) continued health and welfare benefits for him and his eligible dependents for one year or, if earlier, until the end of the contract term. Additionally, under such circumstances, subject to the terms of applicable equity plans, Mr. Hurwitz’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the Company’s prior VSEP and 2013 VSEP) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards. Under these circumstances, we will also be deemed to have waived any requirement for a general release of claims against us.

Upon the occurrence of a Triggering Event, we are required to pay any other named executive officer an amount equal to (1) accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to two times annual base salary as of the termination date plus two times the annual cash bonus at the “target” level for the year in which the termination date occurs; (3) 18 months of continued health, dental and vision coverage; and (4) payment by us for one year of outplacement services.

DDR Corp.   ï  2015 Proxy Statement    47

7. Proposal Three: Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2014 and is expected to be retained to do so in 2015. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“For” Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013.

Type of Fees	2014 ($)	2013 ($)
Audit fees(1)	2,291,053	2,264,536
Audit-related fees(2)	488,220	578,351
Tax fees(3)	343,188	390,923
All other fees(4)	1,944	1,944
Total:	3,124,405	3,235,754

(1)	Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement-related services performed pursuant to SEC filing requirements. Of these amounts, the fees for the registration statement-related services were $39,804 and $152,535 for 2014 and 2013, respectively.

(2)	Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits. Several of our joint venture agreements and loan agreements require the engagement of an independent registered public accounting firm to perform audit-related services.

(3)	Tax fees consisted of fees billed for professional services rendered for tax compliance and tax consulting services. The tax compliance services for 2014 and 2013 were $243,724 and $238,046, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services. The fees billed in 2014 and 2013 primarily related to software licensing for accounting and professional standards.

48    DDR Corp.  ï  2015 Proxy Statement

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of audit and permissible non-audit services pursuant to which the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees” and “All other fees” described above, were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by our Board, the Audit Committee assists our Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2014, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of our financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Audit Committee

Scott D. Roulston, Chair

James C. Boland

Rebecca L. Maccardini

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8. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including the Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, and Chief Internal Auditor, which we collectively refer to as our senior financial officers. This code requires our senior financial officers:

•	To act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;
•

To endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•

To endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	To not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;
•	To not use for personal advantage confidential information acquired in the course of their employment;
•	To proactively promote ethical behavior among peers and subordinates in the workplace; and
•	To promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rule or regulation. This code is posted on our website, www.ddr.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with current and potential tenants, fellow employees, competitors, vendors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have or may have contact. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an executive officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rule or regulation. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.ddr.com, under “Governance” in the “Investors” section.

50    DDR Corp.  ï  2015 Proxy Statement

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, David E. Weiss, our Audit Committee Chair, Scott D. Roulston, or to Global Compliance Services, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair to determine if the report can be sustained or has merit. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Chair of the Audit Committee. Reports of all matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.ddr.com, under “Governance” in the “Investors” section.

Policy Regarding Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to the Executive Vice President and General Counsel. The policy applies to our Directors, nominees for Directors, officers, and employees; subsidiaries and joint venture partners; significant shareholders (generally holding as a beneficial owner 5% or more of our voting securities) of us or of our subsidiaries or joint venture partners; family members (such as spouse, parent, stepparent, children, stepchildren, sibling, mother or father-in-law, son or daughter-in-law or sister or brother-in-law of such person or anyone residing in such person’s home) and close friends of Directors, nominees for Directors, officers, employees or significant shareholders; entities in which a Director, nominee for Director, officer or employee (or a family member or close friend of such person) has a significant interest or holds an employment, management or board position; provided, however, ownership of less than 1% of a publicly-traded entity will not be deemed a significant interest; trusts for the benefit of employees, such as profit-sharing, deferred compensation or retirement fund trusts, that are managed by or under the trusteeship of management; or any other party who directly or indirectly controls, is controlled by or under common control with us (or its subsidiaries) (“control” means the power to direct or cause the direction of the management and policies of an entity through ownership, contract or otherwise). The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by the Nominating and Corporate Governance Committee to determine if the proposed transaction would constitute a related-party transaction. If the committee determines that the proposed transaction would be a related-party transaction, it will make a recommendation to our Board. All related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed annually with the Audit Committee.

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Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 23, 2015, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

More Than 5% Owners	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)
The Otto Family	55,929,990(1)	15.5
Cohen & Steers, Inc.	44,556,482(2)	12.3
The Vanguard Group, Inc.	42,191,738(3)	11.7
Invesco Ltd.	24,255,457(4)	6.7
Vanguard Specialized Funds	22,684,853(5)	6.3
FMR LLC	22,442,787(6)	6.2
BlackRock, Inc.	19,302,596(7)	5.4

(1)	According to information provided to the Company by Alexander Otto and Katharina Otto-Bernstein on August 12, 2014, each of Alexander Otto and Katharina Otto-Bernstein was the beneficial owner of, and had sole voting and sole dispositive power over, 40,174,485 and 15,755,505 common shares, respectively, as of August 8, 2014. The address for these reporting persons is c/o Dennis O. Garris, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(2)	According to a report on Schedule 13G/A filed with the SEC on January 12, 2015 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 44,556,482 common shares and has sole voting power over 25,267,717 common shares. According to the report, each of Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited is the beneficial owner of, and has sole dispositive power over, 43,739,027 and 817,455 common shares, respectively, and sole voting power over 24,760,563 and 507,154 common shares, respectively. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.

(3)	According to a report on Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 42,191,738 common shares and has sole voting power over 621,193 common shares, shared voting power over 243,464 common shares, sole dispositive power over 41,741,201 common shares and shared dispositive power over 450,537 common shares. According to the report, Vanguard Fiduciary Trust Company is the beneficial owner of, and directs the voting over, 174,514 common shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd. is the beneficial owner of, and directs the voting over, 722,702 common shares as a result of it serving as investment manager of Australian investment offerings. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)	According to a report on Schedule 13G/A filed with the SEC on February 3, 2015 by Invesco Ltd., Invesco Ltd. is the beneficial owner of 24,255,457 common shares and has sole voting power over 17,181,317 common shares and sole dispositive power over 24,255,457 common shares. The address for this reporting person is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(5)	According to a report on Schedule 13G/A filed with the SEC on February 6, 2015 by Vanguard Specialized Funds. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)	According to a report on Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson, FMR LLC is the beneficial owner of, and has sole dispositive power over, 22,442,787 common shares and has sole voting power over 14,084,149 common shares. According to the report, Edward C. Johnson 3d and Abigail P. Johnson are each the beneficial owner of, and each has sole dispositive power over, 22,442,787 common shares. According to the report, members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. The address for FMR LLC, Mr. Johnson and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(7)

According to a report on Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 19,302,596 common shares and has sole voting power over 18,218,664 common shares and sole dispositive power over 19,302,596 common shares. The address for this reporting person is 55 East 52nd Street, New York, New York, 10022.

52    DDR Corp.  ï  2015 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, Directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all officers, Directors, and greater than 10% beneficial owners filed the required reports on a timely basis.

Shareholder Proposals for 2016 Annual Meeting

Any shareholder proposals intended to be presented at our 2016 Annual Meeting of Shareholders must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December 2, 2015, for inclusion in our Proxy Statement and form of proxy relating to the 2016 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our Proxy Statement for our 2016 Annual Meeting of Shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 15, 2016. Even if proper notice is received on or prior to February 15, 2016, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Householding

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time or in the future to receive a separate copy of this Proxy Statement and the accompanying annual report or if any such shareholder who currently receives a separate Proxy Statement and annual report and would like to receive only a single set in the future, the shareholder should provide such instructions to us by calling Matthew Lougee, Senior Vice President of Finance, at (216) 755-5500, or by writing to DDR Corp., Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o David E. Weiss, Secretary, DDR Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

DDR Corp.   ï  2015 Proxy Statement    53

9. Frequently Asked Questions

Why did you send me this Proxy Statement?

The Company sent you this Proxy Statement and the accompanying Proxy Card because our Board is soliciting your proxy to vote at our 2015 Annual Meeting of Shareholders. This Proxy Statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at our corporate offices, 3333 Richmond Road, Beachwood, Ohio 44122, on May 12, 2015, at 9:00 a.m., local time. For information regarding directions to attend the Annual Meeting and vote in person, please contact Matthew Lougee, Senior Vice President of Finance, at (216) 755-5500 or at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by telephone, over the Internet, or by completing and mailing the accompanying Proxy Card. Shareholders who owned our common shares at the close of business on March 17, 2015, the record date for the Annual Meeting, are entitled to vote. On the record date, there were approximately 360,984,110 common shares outstanding. Our 2014 Annual Report, which includes our financial statements, also accompanies this Proxy Statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $11,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

You are entitled to one vote for each of our common shares that you owned on the record date. The accompanying Proxy Card indicates the number of shares that you owned on the record date.

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of Directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary, or by or on behalf of the shareholder giving such notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of Directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of Directors is cumulative, the persons named in the accompanying Proxy Card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this Proxy Statement as possible.

54    DDR Corp.  ï  2015 Proxy Statement

How do I vote by proxy?

Shareholders may vote either by completing, properly signing and returning the accompanying Proxy Card via mail, by telephone or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your Proxy Card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the Proxy Card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•	FOR the election of Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Victor B. MacFarlane, David J. Oakes, Alexander Otto, Scott D. Roulston, and Barry A. Sholem, as Directors;
•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and
•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Shareholders of record (i.e., shareholders with shares held in an account with our transfer agent) may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/ddr. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying Proxy Card. Those shareholders of record who choose to vote by telephone or over the Internet must do so by 11:59 p.m., Eastern Time, on May 11, 2015.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the Proxy Card from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on May 11, 2015.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. As of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised by giving written notice to us at our principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, by submitting to us a duly executed Proxy Card bearing a later date, or by giving notice to us in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

Can I receive this Proxy Statement by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing these materials. If you are a registered shareholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

DDR Corp.   ï  2015 Proxy Statement    55

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy Cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “FOR” a Director nominee must exceed the number of votes cast “AGAINST” that nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and Executive Compensation Committee of the Board will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee of our Board without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerages and do not instruct their bank or broker how to vote, the bank or brokerage will not vote such shares for Proposals One or Two, resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

DAVID E. WEISS

Secretary

Dated: March 31, 2015

56    DDR Corp.  ï  2015 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time on May 11, 2015.
Vote by Internet
• Go to www.investorvote.com/ddr
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Terrance R. Ahern	☐	☐	☐	02 - James C. Boland	☐	☐	☐	03 - Thomas Finne	☐	☐	☐
	04 - Robert H. Gidel	☐	☐	☐	05 - Victor B. MacFarlane	☐	☐	☐	06 - David J. Oakes	☐	☐	☐

	07 - Alexander Otto	☐	☐	☐	08 - Scott D. Roulston	☐	☐	☐	09 - Barry A. Sholem	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

020WLC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 12, 2015.

The DDR Corp. 2015 Proxy Statement and the 2014 Annual Report to Shareholders are available at: www.proxydocs.com/ddr

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DDR CORP.

Annual Meeting of Shareholders – May 12, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Luke J. Petherbridge, David E. Weiss and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the DDR Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 12, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and C and, if applicable, B on the reverse side of this card.